UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

OLIN CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	1)	Title of each class of securities to which transaction applies:
	2)	Aggregate number of securities to which transaction applies:
	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount Previously Paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

Notes:

Reg. Section 240.14a-101.

SEC 1913 (3-99)

190 CARONDELET PLAZA, SUITE 1530, CLAYTON, MISSOURI 63105

March 11, 2015

Dear Olin Shareholder:

We cordially invite you to attend our 2015 annual meeting of shareholders on April 23, 2015.

This booklet includes the notice and proxy statement, which describes the business we will conduct at the meeting and provides information about Olin that you should consider when you vote your shares. We have not planned a communications segment or any presentations for the 2015 annual meeting.

Whether or not you plan to attend, it is important that your shares are represented and voted at the annual meeting. If you do not plan to attend the annual meeting, you may vote your shares on the Internet, by telephone or by completing and returning the proxy card in the enclosed envelope. If you plan to attend the annual meeting, you will need to bring the upper half of your proxy card to use as your admission ticket for the meeting.

At last year’s annual meeting more than 90% of our shares were represented in person or by proxy. We hope for the same high level of representation at this year’s meeting and we urge you to vote as soon as possible.

Sincerely,

Joseph D. Rupp
Chairman and Chief Executive Officer

YOUR VOTE IS IMPORTANT

We urge you to promptly vote the shares on the Internet, by

telephone or by completing, signing, dating and returning

your proxy card in the enclosed envelope.

OLIN CORPORATION

Notice of Annual Meeting of Shareholders

Time:	8:30 a.m. (Central Daylight Time)

Date:	Thursday, April 23, 2015

Place:	Plaza in Clayton Office Tower
190 Carondelet Plaza
Ninth Floor, Room 9-H
Clayton, MO 63105

Purpose:	To consider and act upon the following:

(1) Election of the three directors identified in the proxy statement to serve for three-year terms expiring in 2018.

(2) Approval of the Amended and Restated Olin Senior Management Incentive Compensation Plan, including approval of the performance measures under Section 162(m) of the Internal Revenue Code.

(3) Conduct an advisory vote to approve the compensation for named executive officers.

(4) Ratification of the appointment of the independent registered public accounting firm for 2015.

(5) Such other business that is properly presented at the meeting.

Who May Vote:	You may vote if you were the record owner of Olin common stock at the close of business on February 27, 2015.

By Order of the Board of Directors:

George H. Pain
Secretary

Clayton, Missouri

March 11, 2015

OLIN CORPORATION

PROXY STATEMENT

i

ii

OLIN CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To be Held April 23, 2015

GENERAL QUESTIONS

Why did I receive this proxy statement?

You received this proxy statement because you owned shares of Olin common stock, par value $1 per share, which we sometimes refer to as common stock, at the close of business on February 27, 2015. Olin’s board of directors is asking you to vote at the 2015 annual meeting FOR each of the director nominees identified in Item 1 and FOR Items 2, 3 and 4 listed in the notice of the annual meeting of shareholders. This proxy statement describes the matters on which we would like you to vote and provides information so that you can make an informed decision.

When was this proxy material mailed to shareholders?

We began to mail the proxy statement and form of proxy to shareholders on or about March 11, 2015.

What if I have questions?

If you have questions, please write them down and send them to the Secretary at Olin’s principal executive office at 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105.

What will I be voting on?

You will be voting on:

1.	the election of the three directors identified in the proxy statement,

2.	the approval of the Amended and Restated Olin Senior Management Incentive Compensation Plan, including approval of the performance measures under Section 162(m) of the Internal Revenue Code,

3.	an advisory vote to approve the compensation for named executive officers,

4.	the ratification of KPMG LLP (KPMG) as Olin’s independent registered public accounting firm for 2015, and

5.	any other business properly presented at the annual meeting.

The proposal to ratify the appointment of KPMG as Olin’s independent registered public accounting firm for 2015 is considered a discretionary item for which a broker will have discretionary voting power if you do not give instructions with respect to this proposal. The proposals to elect directors, to approve the Amended and Restated Olin Senior Management Incentive Compensation Plan, including approval of the performance measures under Section 162(m) of the Internal Revenue Code and to conduct an advisory vote to approve the compensation for named executive officers are non-routine matters for which a broker will not have discretionary voting power and for which specific instructions from beneficial owners are required. As a result, a broker will not be allowed to vote on these three matters on behalf of its beneficial owner customers if the customers do not return specific voting instructions. If you are a shareholder that holds shares through a broker, please provide specific voting instructions to your broker.

Could other matters be voted on at the annual meeting?

As of March 11, 2015, the items listed in the preceding question are the only matters being considered. If any other matters are properly presented for action, the persons named in the accompanying form of proxy will vote the proxy in accordance with their good faith business judgment as to what is in the best interests of Olin.

How does the board recommend I vote on the proposals?

Our board recommends a vote FOR each of the director nominees identified in Item 1 and FOR Items 2, 3 and 4.

What do I need to do to attend the 2015 annual meeting in person?

Each attendee must bring a valid, government-issued photo ID, such as a driver’s license or passport, as well as other verification of Olin common stock ownership. For a shareholder of record or participant in the Olin Corporation Contributing Employee Ownership Plan (the CEOP), please bring your proxy card. If you are a beneficial owner of Olin common stock, but do not hold your shares in your own name (i.e., your shares are held in street name), please bring the notice or voting instruction form you received from your bank, broker or other nominee. You may also bring your bank or brokerage account statement reflecting your ownership of Olin common stock as of February 27, 2015, the record date.

Please note that cameras, sound or video recording equipment, cellular telephones, smartphones and other similar devices, as well as purses, briefcases, backpacks and packages, will not be allowed in the meeting room. No one will be admitted to the meeting once it begins.

How can I obtain directions to be able to attend the annual meeting and vote in person?

You may obtain directions to the Plaza in Clayton Office Tower in Clayton, MO by contacting the Plaza in Clayton Office Tower at 314-290-5039 or by accessing its website at http://www.theplazainclaytonoffice.com/Directions.axis.

VOTING

Who can vote?

All shareholders of record at the close of business on February 27, 2015 are entitled to vote at the annual meeting.

How many votes can be cast by all shareholders?

At the close of business on February 27, 2015, the record date for voting, we had outstanding 77,410,969 shares of common stock. Each shareholder on the record date may cast one vote for each full share owned. The presence in person or by proxy of the holders of a majority of such outstanding shares constitutes a quorum. If a share is present for any purpose at the meeting, it is deemed to be present for the transaction of all business. Abstentions and shares held in street name that are voted on any matter will be included in determining the number of votes present. Shares held in street name that are not voted on any matter at the meeting will not be included in determining whether a quorum is present.

How do I vote?

You may vote either in person at the annual meeting or by proxy. To vote by proxy, you must select one of the following options:

•	Vote on the Internet (Internet voting instructions are printed on the proxy card):

•	Access http://www.proxypush.com/oln.

•	Have the proxy card in hand.

•	Follow the instructions provided on the site.

•

Submit the electronic proxy before the required deadline (11:59 p.m. Central Daylight Time on April 22, 2015 for shareholders and 11:59 p.m. Central Daylight Time on April 20, 2015 for CEOP participants).

•	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Vote by telephone (telephone voting instructions are printed on the proxy card):

•	Call the toll-free voting telephone number: 1-866-883-3382.

•	Have the proxy card in hand.

•

Follow and comply with the recorded instructions by the applicable deadline (11:59 p.m. Central Daylight Time on April 22, 2015 for shareholders and 11:59 p.m. Central Daylight Time on April 20, 2015 for CEOP participants).

•	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

•	Complete the enclosed proxy card:

•	Complete all of the required information on the proxy card.

•	Sign and date the proxy card.

•

Return the proxy card in the enclosed postage-paid envelope. We must receive the proxy card by 11:59 p.m. Central Daylight Time on April 22, 2015 for shareholders or by 11:59 p.m. Central Daylight Time on April 20, 2015 for CEOP participants for your proxy to be valid and for your vote to count.

•	If you are not the shareholder of record but hold shares through a custodian, broker or other agent, such agent may have special voting instructions that you should follow.

If you vote in a timely manner by the Internet or telephone, you do not have to return the proxy card for your vote to count. The Internet and telephone voting procedures appear in the upper right of the enclosed proxy card. You may also log on to change your vote or to confirm that your vote has been properly recorded.

If you want to vote in person at the annual meeting, and you own your common stock through a custodian, broker or other agent, you must obtain a proxy from that party in their capacity as owner of record for your shares and bring the proxy to the annual meeting.

Where can I access an electronic copy of the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2014?

Important Notice Regarding Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 23, 2015

You may access an electronic, searchable copy of the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2014 at http://olin.mobular.net/olin/oln.

How are votes counted?

If you specifically mark the proxy card (or vote by Internet or telephone) and indicate how you want your vote to be cast regarding any matter, your directions will be followed. If you sign and submit the proxy card but do not specifically mark it with your instructions as to how you want to vote, the proxy will be voted FOR the election of the directors named in this proxy statement in Item 1 and FOR Items 2, 3 and 4 in the proxy statement.

Wells Fargo Shareowner Services tabulates the shareholder votes and provides an independent inspector of election as part of its services as our registrar and transfer agent. If you submit a proxy card marked “abstain” on any item, your shares will not (other than Item 2—Approval of the Amended and Restated Olin Senior Management Incentive Compensation Plan) be voted on the item so marked and your vote will not be included in determining the number of votes cast on that matter. Shares held in street name that are not voted in the election of directors or on Items 2, 3 or 4 will not be included in determining the number of votes cast on those matters.

Can I change my vote?

Yes. Whether you vote by Internet or telephone or submit a proxy card with your voting instructions, you may revoke or change your vote by:

•	casting a new vote by Internet or telephone,

•	submitting another written proxy with a later date,

•

sending a written notice of the change in your voting instructions to the Secretary if received by 11:59 p.m. Central Daylight Time on April 22, 2015 for shareholders or by 11:59 p.m. Central Daylight Time on April 20, 2015 for CEOP participants, or

•	revoking the grant of a previously submitted proxy and voting in person at the annual meeting. Please note that your attendance at the annual meeting itself will not revoke a proxy.

When are the votes due?

Proxies submitted by shareholders by Internet or telephone will be counted in the vote only if they are received by 11:59 p.m. Central Daylight Time on April 22, 2015. Shares represented by proxies on the enclosed proxy card will be counted in the vote only if we receive your proxy card by 11:59 p.m. Central Daylight Time on April 22, 2015. Proxies submitted by CEOP participants will be counted in the vote only if they are received by 11:59 p.m. Central Daylight Time on April 20, 2015.

How do I vote my shares held in the Olin Contributing Employee Ownership Plan?

On February 27, 2015, the CEOP held 2,709,379 shares of our common stock. Voya National Trust serves as the Trustee of the CEOP. If you are a participant in the CEOP, you may instruct the CEOP Trustee on how to vote shares of common stock credited to you on the items of business listed on the proxy card by voting on the Internet or telephone or by indicating your instructions on your proxy card and returning it to us. The Trustee will vote shares of common stock held in the CEOP for which they do not receive voting instructions in the same manner proportionately as they vote the shares of common stock for which they do receive instructions.

How do I vote my shares held in the Automatic Dividend Reinvestment Plan?

Wells Fargo Shareowner Services is our registrar and transfer agent and administers the Automatic Dividend Reinvestment Plan. If you participate in our Automatic Dividend Reinvestment Plan, Wells Fargo Shareowner Services will vote any shares of common stock that it holds for you in accordance with your instructions indicated on the proxy card you return or the vote you make by Internet or telephone. If you do not submit a proxy card for your shares of record or vote by Internet or telephone, Wells Fargo Shareowner Services will not vote your dividend reinvestment shares.

MISCELLANEOUS

Can I contact board members directly?

Our audit committee has established the following methods for shareholders or other interested parties to communicate directly with the board and/or its members.

•	Mail—Letters may be addressed to the board or to an individual board member as follows:

The Olin Board or (Name of the director)

c/o Office of the Secretary

Olin Corporation

190 Carondelet Plaza, Suite 1530

Clayton, MO 63105

•

E-mail—You may send an e-mail message to Olin’s board at the following address: directors@olin.com. In addition, you may send an e-mail message to an individual board member by addressing the e-mail using the first initial of the director’s first name combined with his last name in front of @olin.com.

•

Telephone—Olin has established a safe and confidential process for reporting, investigating and resolving employee and other third party concerns. Shareholders or other interested parties may also use this Help-Line to communicate with one or more directors on any Olin matter. The Help-Line is operated by an independent, third party service 24 hours a day, 7 days a week. In the United States and Canada, the Help-Line can be reached by dialing toll-free 800-362-8348. Callers outside the United States or Canada should call the United States collect at 203-750-3100. You may also access the Help-Line on the Internet at www.olinhelp.com.

Who pays for this proxy solicitation?

Olin will pay the entire expense of this proxy solicitation.

Who solicits the proxies and what is the cost of this proxy solicitation?

Our board is soliciting the proxies. We have hired The Proxy Advisory Group, LLC (Proxy Advisory Group), a proxy solicitation firm, to assist us with the distribution of proxy materials and vote solicitation. We will pay Proxy Advisory Group approximately $12,500 for its services and will reimburse Proxy Advisory Group for payments made to brokers and other nominees for their expenses in forwarding proxy solicitation materials.

How will the proxies be solicited?

Proxy Advisory Group will solicit proxies by personal interview, mail and telephone, and will request brokerage houses and other custodians, brokers and other agents to forward proxy solicitation materials to the beneficial owners of Olin common stock for whom they hold shares. Our directors, officers and employees may also solicit proxies by personal interview and telephone.

How can I submit a shareholder proposal at the 2016 annual meeting?

If you want to present a proposal to be considered for inclusion in the proxy statement for the 2016 annual meeting, you must deliver the proposal in writing (and include the information required by Olin’s Bylaws) to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 no later than November 12, 2015. You must then present your proposal in person at the 2016 annual meeting.

If you want to present a proposal for consideration at the 2016 annual meeting without including your proposal in the proxy statement, you must deliver a written notice (containing the information required by Olin’s Bylaws) to the Secretary at Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105 no later than January 29, 2016. You must also present your proposal in person at the 2016 annual meeting.

How can I directly nominate a director for election to the board at the 2016 annual meeting?

According to Olin’s Bylaws, if you are a shareholder you may directly nominate an individual for election to the board if you deliver a written notice of the nomination to Olin’s Secretary no later than January 29, 2016. Your notice must include:

•	your name and address;

•	the name and address of the person you are nominating;

•

a statement that you are entitled to vote at the annual meeting (stating the number of shares you hold of record) and intend to appear at the annual meeting in person, or by proxy, to make the nomination;

•	a description of arrangements or understandings between you and others (and naming any such other persons), if any, pursuant to which you are making the nomination;

•	such other information about the nominee as would be required in a proxy statement filed under the Securities and Exchange Commission (SEC) proxy rules; and

•	the written consent of the nominee to actually serve as a director, if elected.

Although a shareholder may directly nominate an individual for election as a director, the board is not required to include such nominee in the proxy statement.

How can I recommend a director for the slate of candidates to be nominated by Olin’s board for election at the 2016 annual meeting?

In addition to directly nominating an individual for election to the board as discussed above, you can suggest that our directors and corporate governance committee consider a person for inclusion in the slate of candidates to be proposed by the board for election at the 2016 annual meeting. You can recommend a person by delivering written notice to Olin’s board no later than October 13, 2015. The notice must include the information described under the heading “What Is Olin’s Director Nomination Process?” on page 17, and must be sent to the address indicated under that heading. As noted above, the board is not required to include such nominee in the proxy statement.

How can I obtain shareholder information?

Shareholders may contact Wells Fargo Shareowner Services, our registrar and transfer agent, who also manages our Automatic Dividend Reinvestment Plan at:

Wells Fargo Shareowner Services

PO Box 64874

St. Paul, MN 55164-0854

Telephone: (800) 468-9716

Internet: www.shareowneronline.com, click on “contact us”

Shareholders can sign up for online account access through Wells Fargo Shareowner Services for fast, easy and secure access 24 hours a day, 7 days a week for future proxy materials, investment plan statements, tax documents and more. To sign up log on to www.shareowneronline.com where step-by-step instructions will prompt you through enrollment or you may call (800) 468-9716 for customer service.

CERTAIN BENEFICIAL OWNERS

Except as listed below, to our knowledge, no person beneficially owned more than five percent of our common stock as of February 27, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

BlackRock, Inc.	9,105,792	(a)	11.6%
40 East 52nd Street
New York, NY 10022

Dimensional Fund Advisors LP	4,004,760	(b)	5.12%
Building One, 6300 Bee Cave Road
Austin, TX 78746

The Vanguard Group, Inc.	5,201,591	(c)	6.65%
100 Vanguard Boulevard
Malvern, PA 19355

State Street Corporation	5,321,374	(d)	6.8%
State Street Financial Center
One Lincoln Street
Boston, MA 02111

The London Company	5,026,951	(e)	6.43%
1801 Bayberry Court, Suite 301
Richmond, VA 23226

Allianz Global Investors U.S. Holdings LLC	4,178,256	(f)	5.3%
680 Newport Center Drive, Suite 250
Newport Beach, CA 92660

(a)

Based on Amendment No. 6 to a Schedule 13G filing dated January 9, 2015, as of December 31, 2014, BlackRock, Inc. had sole dispositive power for all such shares and sole voting power with respect to 8,969,809 of such shares.

(b)

Based on a Schedule 13G filing dated February 5, 2015, as of December 31, 2014, in its capacity as an investment adviser or manager, Dimensional Fund Advisors LP had sole voting power over 3,900,010 such shares and sole dispositive power for all such shares.

(c)

Based on Amendment No. 2 to a Schedule 13G filing dated February 9, 2015, as of December 31, 2014, The Vanguard Group had sole voting power over 111,132 shares, sole dispositive power over 5,096,859 shares, and shared dispositive power over 104,732 shares. The Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, was the beneficial owner of 104,732 shares as a result of serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, was the beneficial owner of 6,400 shares as a result of serving as an investment manager of Australian investment offerings.

(d)

Based on a Schedule 13G filing dated February 11, 2015, as of December 31, 2014, State Street Corporation had shared voting and dispositive power with respect to all such shares, and State Street Bank and Trust Company (acting in various capacities) had shared voting and dispositive power with respect to 4,837,935 of such shares. All such shares are beneficially owned by State Street Corporation and its direct and indirect subsidiaries in their various fiduciary and other capacities, including approximately four percent of the shares of our outstanding stock held in the CEOP as of December 31, 2014.

(e)

Based on Amendment No. 1 to a Schedule 13G filing dated February 13, 2015, as of December 31, 2014, The London Company had sole voting and dispositive power over 4,696,779 shares and shared dispositive power over 330,172 shares.

(f)

Based on Amendment No. 1 to a Schedule 13G filing dated February 12, 2015, as of December 31, 2014, all such shares were held by subsidiaries or affiliates of Allianz Global Investors U.S. Holdings LLC. Allianz Global Investors GmbH had sole voting power over 254,100 shares and sole dispositive power over 329,911 shares. NFJ Investment Group LLC had sole voting power over 3,725,795 shares and sole dispositive power over 3,769,397 shares. Allianz Global Investors U.S. LLC had sole voting and sole dispositive power over 78,948 shares.

ITEM 1—PROPOSAL FOR THE ELECTION OF DIRECTORS

Who are the individuals nominated by the board to serve as directors?

The board of directors is divided into three classes. Each class has a term of office for three years, and the term of each class ends in a different year. The board has nominated Messrs. Bogus, Schulz and Smith as Class III directors with terms expiring in 2018. The board expects that all of the nominees will be able to serve as directors. If any nominee is unable to accept election, a proxy voting in favor of such nominee will be voted for the election of a substitute nominee selected by the board, unless the board reduces the number of directors.

Virginia law and Olin’s Bylaws require that any director elected by the board of directors (rather than the shareholders) shall serve only until the earlier of the next election of directors by the shareholders and until his or her successor is elected or until his or her earlier death, resignation or removal.

The board of directors recommends a vote FOR the election of Messrs. Bogus, Schulz and Smith as Class III directors.

How many votes are required to elect a director?

A nominee will be elected as a director if a majority of the votes cast in the election is in favor of the nominee. Abstentions and shares held in street name that are not voted in the election of directors will not be included in determining the number of votes cast and will not affect the outcome of the vote in the election of directors

Business Experience of Nominees and Continuing Directors

Set forth on the following pages are descriptions of the business experience of each director nominee and each continuing director, including a discussion of the specific experience, qualifications, attributes and skills that led our board to conclude that those individuals should serve as our directors.

CLASS III

NOMINEES FOR THREE-YEAR TERMS EXPIRING IN 2018

DONALD W. BOGUS, 68, retired in January 2009 from his position as Senior Vice President of The Lubrizol Corporation and President of Lubrizol Advanced Materials, Inc., a wholly-owned subsidiary of The Lubrizol Corporation (a global supplier of high performance specialty products for personal care, coatings, plastics, and various industrial products), a position he had held since June 2004. Mr. Bogus joined Lubrizol in April 2000 as Vice President and his duties included responsibility for the Fluid Technologies for Industry business section and he served as the head of mergers and acquisitions. Prior to joining Lubrizol, he was an Executive Officer at PPG Industries, Inc. (a manufacturer of coatings and glass products) where he served as Vice President of Specialty Chemicals and Vice President of Industrial Coatings. Mr. Bogus earned a bachelor’s degree in biology and chemistry from Baldwin Wallace University. He serves on the board of trustees for Baldwin Wallace University and on their Business Division’s advisory board. Olin director since July 2005; member of the Compensation Committee and the Directors and Corporate Governance Committee. Mr. Bogus’ executive management positions have provided him with expertise in the chemicals industry, as well as merger and acquisition experience.

PHILIP J. SCHULZ, 70, was Managing Partner of PricewaterhouseCoopers (a registered public accounting firm) Hartford, Connecticut office until his retirement in July 2003. Mr. Schulz also served as the Hartford office leader of PwC’s Consumer & Industrial Products & Services industry group. He joined Coopers & Lybrand in 1967 and was Managing Partner of the Hartford office at the time of the merger of Coopers & Lybrand and Price Waterhouse in 1998. He was a member of the Firm Council and was a trustee of the PwC Foundation. He also served as a regional technical consultant and SEC reviewer and was assigned to the firm’s national office for two years. Olin’s board of directors has determined that Mr. Schulz qualifies as an “audit committee financial expert” for Olin under applicable SEC rules. Mr. Schulz earned a bachelor’s degree in accounting from Niagara University and also completed the Tuck Executive Program at Dartmouth College. He is on the board of directors of Interim HealthCare of Hartford, Inc. Mr. Schulz is also trustee emeritus of the University of St. Joseph; a director of St. Francis Hospital; a director of the Lake Sunapee Protective Association and is on the board of trustees of The McLean Fund. Olin director since July 2003; Chair of the Audit Committee and a member of the Directors and Corporate Governance Committee and the Executive Committee. Mr. Schulz’s public accounting background provides him with invaluable financial and accounting expertise.

VINCENT J. SMITH, 65, served as President and Chief Executive Officer of Dow Chemical Canada, a subsidiary of The Dow Chemical Co. (a diversified chemical manufacturing company) from 2001 until his retirement in 2004. From 1972 to 2000, he held positions of increasing responsibility in engineering, manufacturing and management, including the position of Business Director for Dow’s global chlor alkali assets. Mr. Smith earned a bachelor’s degree in chemical engineering from McMaster University. Olin director since August 2008; member of the Compensation Committee and the Directors and Corporate Governance Committee. Mr. Smith’s executive service has provided him with valuable international and manufacturing experience, together with extensive knowledge of the Chlor Alkali industry.

The terms of the following directors will continue after the 2015 annual meeting, as indicated below.

CLASS I

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2016

C. ROBERT BUNCH, 60, served as Chairman of the Board and Chief Executive Officer of Global Tubing, LLC (a privately held company formed in April 2007 to manufacture and sell coiled tubing and related products and services to the energy industry which was acquired by Forum Energy Technologies, Inc. (NYSE: FET) and Quantum Energy Partners in July 2013) from May 2007 until June 2013. Mr. Bunch served as Chairman of Maverick Tube Corporation (a producer of welded tubular steel products used in energy and industrial applications which was acquired by Tenaris, S.A. in October 2006) from January 2005 until October 2006 and as President and Chief Executive Officer from October 2004 until October 2006. Prior to joining Maverick, he was an independent oil service consultant from 2003 until 2004, and from 2002 to 2003 he served as President and Chief Operating Officer at Input/Output, Inc. (an independent provider of seismic imaging technologies and digital, full-wave imaging solutions for the oil and gas industry). From 1999 to 2002, he served as Vice President and Chief Administrative Officer of Input/Output, Inc. Mr. Bunch earned a bachelor’s degree in economics and a master’s degree in accounting from Rice University and a juris doctorate degree from the University of Houston. From May 2004 until August 2008, Mr. Bunch served on the board of directors (and as Chairman from January 2007 to August 2008) of Pioneer Drilling Company (a provider of land contract drilling services to independent and major oil and gas exploration and production companies). Olin director since December 2005; member of the Compensation Committee and the Directors and Corporate Governance Committee. Mr. Bunch’s broad management responsibilities provide relevant experience in a number of strategic and operational areas.

RANDALL W. LARRIMORE, 67, served as the Chairman of Olin from April 2003 through June 2005. From 1997 until his retirement in December 2002, he served as President and Chief Executive Officer of United Stationers Inc. (a $4 billion wholesaler/distributor of office products). From 1988 until 1997, he was President and Chief Executive Officer of MasterBrand Industries, Inc., now called Fortune Brands Home & Security LLC (FBHS) (a consumer products company). He holds a bachelor’s degree from Swarthmore College with a major in economics and a minor in chemistry and a master’s in business administration degree from Harvard Business School. He is co-chair of the governance committee and a member of the board of directors and compensation committee of Campbell Soup Company (a manufacturer and marketer of soup and other food products) and a member of the board of directors of Nixon Uniform Service and Medical Wear (a privately held company that provides, launders, and delivers medical apparel, linens, and other reusable products, primarily to healthcare providers). Olin director since January 1998; Chair of the Directors and Corporate Governance Committee and a member of the Audit Committee, Compensation Committee and the Executive Committee. Mr. Larrimore brings expertise in marketing, sales, strategic planning, mergers and acquisitions and general management.

JOHN M. B. O’CONNOR, 60, is Chairman and Chief Executive Officer of J.H. Whitney Investment Management, LLC (a company which specializes in financing sustainable and resilient energy technologies and projects), a position he has held since 2011. From January 2009 through March 2011, he served as Chief Executive Officer of Tactronics Holdings, LLC (a Whitney Capital Partners portfolio holding company that provided tactical integrated electronic systems to U.S. and foreign military customers as well as the composite armor solutions for military vehicles through its Armostruxx division). Previously, Mr. O’Connor was Chairman of JP Morgan Alternative Asset Management, Inc. (part of the investment manager arm of JP Morgan) and an Executive Partner of JP Morgan Partners (a private equity firm). He was also a member of the Risk Management Committee of JP Morgan Chase, which was responsible for policy formulation and oversight of all market and credit risk taking activities globally. Mr. O’Connor earned a bachelor’s degree in economics from Tulane University and a master’s in business administration degree from Columbia University Graduate School of Business. Mr. O’Connor is a member of the board of directors at Integrico, Inc. (a privately held specialized composite products manufacturer). He also serves on the advisory board of Cornell University College of Veterinary Medicine, Game Conservancy USA and Grayson-Jockey Club Research Foundation. He is also on the advisory committees of Global Guardian and New York Green Bank. He is also chairman of the American Friends of the Clock Tower Fund and treasurer of the UK Game Conservancy and Wildlife Trust. Mr. O’Connor serves as a special consultant in a pro-bono capacity for the U.S. Department of Defense and is an appointed special consultant to the Department of Defense Business Board. Mr. O’Connor has been appointed to be the Civic Aide to the Secretary of the Army (CASA) for New York (South). He is a member of the Air Force Chief of Staff Civic Leaders Board. Olin director since January 2006; member of the Audit Committee and the Directors and Corporate Governance Committee. Mr. O’Connor’s hedge fund and investment banking experience allow him to contribute broad financial and global expertise.

CLASS II

DIRECTORS WHOSE TERMS CONTINUE UNTIL 2017

GRAY G. BENOIST, 62, served as Senior Vice President, Finance, Chief Financial Officer and Chief Accounting Officer of Belden, Inc. (a designer, manufacturer and marketer of signal transmission solutions, including cable, connectivity and active components for mission-critical applications in markets ranging from industrial automation to data centers, broadcast studios, and aerospace) until January 1, 2012 and as an Officer on Special Assignment until his retirement on March 15, 2012. From August 2006 until January 1, 2012 he served as Senior Vice President, Finance and Chief Financial Officer of Belden and from November 2009 until January 2012 he also served as Chief Accounting Officer. Prior to that, Mr. Benoist was Senior Vice President, Director of Finance of the Networks Segment of Motorola Inc. (a business unit responsible for the global design, manufacturing, and distribution of wireless and wired telecom system solutions). During more than 25 years with Motorola, Mr. Benoist served in senior financial and general management roles across Motorola’s portfolio of businesses, including the Personal Communications Sector, Integrated and Electronic Systems Sector, Multimedia Group, Wireless Data Group, and Cellular Infrastructure Group. He has a bachelor’s degree in Finance & Accounting from Southern Illinois University and a master’s in business administration degree from the University of Chicago. Mr. Benoist serves on the board of directors of Exceptional Minds (a not-for-profit organization established to educate and prepare young adults on the autistic spectrum for employment in the graphic arts industry). He is also a principal of MindSpark, Inc. (a registered benefit corporation in California delivering software testing services through the employment of young adults with autism spectrum disorder). Olin director since February 2009; member of the Audit Committee and the Directors and Corporate Governance Committee. Mr. Benoist’s chief financial officer experience provides him with valuable financial and accounting expertise.

RICHARD M. ROMPALA, 68, retired in July 2005 from his position as Chairman of The Valspar Corporation (a manufacturer and distributor of paints and coatings). Mr. Rompala served as Chairman of Valspar from 1998 until July 2005, Chief Executive Officer from 1995 through February 2005 and President from 1994 through 2001. Prior to 1994, Mr. Rompala served as Group Vice President-Coatings and Resins for two years and Group Vice President-Chemicals for five years at PPG Industries, Inc. (a manufacturer of coatings and glass products). Mr. Rompala holds a bachelor’s degree in chemistry and a bachelor’s degree in chemical engineering from Columbia University and a master’s in business administration degree from Harvard Business School. Olin director since January 1998; Lead Director, Chair of the Compensation Committee and member of the Audit Committee, Directors and Corporate Governance Committee and the Executive Committee. Mr. Rompala’s broad executive management experience provides him with in-depth knowledge of manufacturing and chemicals companies.

JOSEPH D. RUPP, 64, is Chairman and Chief Executive Officer of Olin. He has served as Chairman of Olin since July 2005 and held the positions of President from January 2002 until May 2014 and Chief Executive Officer since January 2002. Prior to that and since March 2001, he was Executive Vice President, Operations, and was responsible for all Olin business operations including the former Brass Division (which became part of the former Metals Group in 2002), Winchester and Chlor Alkali Products. He joined Olin’s Brass Division in 1972 and held a number of positions of increasing responsibility in the Brass Division manufacturing and engineering organization. In 1985, he was appointed Vice President, Manufacturing and Engineering. He was appointed President of Olin Brass and a Corporate Vice President in 1996. He holds a bachelor’s degree in metallurgical engineering from the University of Missouri, Rolla. Mr. Rupp serves on the board of directors of Quanex Building Products Corporation (a manufacturer of value-added engineered materials and components serving building products markets). Olin director since January 2002; Chair of the Executive Committee. Mr. Rupp’s extensive history at Olin, together with his board service at other companies, provides him with in-depth knowledge of Olin’s business and the industry.

CORPORATE GOVERNANCE MATTERS

How Many Meetings Did Board Members Attend?

During 2014, the board held ten meetings. As part of each regularly scheduled board meeting, the non-executive directors met in executive session. In 2014, all directors attended over 90% of the meetings of the board and committees of the board on which they served. In addition, all directors have attended over 87% of the meetings of the board and committees of the board on which they served during their period of service. All of our directors attended the 2014 annual shareholders meeting. Our policy regarding directors’ attendance at the annual shareholders meeting is that they are required to attend, absent serious extenuating circumstances.

Which Board Members Are Independent?

Our board has determined that all of its members, except Mr. Rupp, are independent in accordance with applicable New York Stock Exchange (NYSE) listing standards and applicable provisions of our Principles of Corporate Governance. In determining independence, the board confirms that a director has no relationship with Olin that violates the “bright line” independence standards under the NYSE listing standards. The board also reviews whether a director has any other material relationship with Olin, after consideration of all relevant facts and circumstances. In assessing the materiality of a director’s relationship to Olin, the board considers the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation. The board reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

Our board of directors has adopted a bright line test for the types of de minimis transactions that do not warrant board consideration when making director independence determinations. This policy provides that the following transactions do not impair a director’s independence, and are not considered by our board in its determination of director independence:

•	our match of up to $5,000 in charitable contributions made by directors under our 50% matching contribution program, which is available to all employees; and

•

any transaction or series of transactions between Olin (or its subsidiaries) and a director (or an organization in which he/she serves as a director, partner, shareholder or officer) for the purchase or sale of products or services that (i) involve less than $50,000 in the aggregate in any 12-month period and (ii) have the same pricing and other terms and conditions as transactions with unrelated and similarly situated customers or suppliers.

During 2014, none of our non-employee directors had any relationship or transaction other than those which fell within the bright line standards described above.

Does Olin Have Corporate Governance Guidelines And A Code Of Conduct?

The board has adopted Principles of Corporate Governance and a Code of Conduct. The Code of Conduct applies to our directors and all of our employees, including our chief executive officer, chief financial officer, and principal accounting officer/controller. We discuss certain provisions of these documents in more detail under the heading “Review, Approval or Ratification of Transactions with Related Persons.”

Each of our three major standing board committees (Audit, Compensation and Directors and Corporate Governance) acts under a written charter adopted by the board. The committee charters can be viewed on our website at www.olin.com in the Governance section under Committees, available at:

http://www.b2i.us/profiles/investor/Committees.asp?BzID=1548. The Principles of Corporate Governance and Code of Conduct can be viewed on our website at www.olin.com in the Governance section under Governance Documents, available at: http://www.b2i.us/profiles/investor/Governance.asp?BzID=1548& ID=797#797. In addition, we will disclose on that website any amendment to, or waiver from, a provision of our Code of Conduct for our directors and executive officers, including our chief executive officer, chief financial officer, principal accounting officer/controller or other employees performing similar functions.

Do Olin’s Board And Committees Conduct Evaluations?

As required by NYSE rules, Olin’s board of directors as well as its Audit, Compensation and Directors and Corporate Governance Committees each conduct an annual performance evaluation.

What Are The Committees Of The Board?

Our committees of the board are:

The Audit Committee, which held six meetings during 2014, advises the board on internal and external audit matters affecting us. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the audit committee is comprised solely of directors who meet the enhanced independence standards for audit committee members under the Securities Exchange Act of 1934 (Exchange Act) and the related rules as incorporated into the NYSE standard for independence. Its members are: Philip J. Schulz, Chair, Gray G. Benoist, Randall W. Larrimore, John M. B. O’Connor and Richard M. Rompala. The board has determined that Philip J. Schulz meets the SEC definition of an “audit committee financial expert” and that each of the members of the audit committee is financially literate, as such term is interpreted by the board in its business judgment. The audit committee:

•	has sole authority to directly appoint, retain, compensate, evaluate and terminate our independent registered public accounting firm;

•

reviews with our independent registered public accounting firm the scope and results of their examination of our financial statements and any investigations and surveys by such independent registered public accounting firm;

•	pre-approves and monitors audit and non-audit services performed by our independent registered public accounting firm;

•	reviews its charter annually and ensures it is publicly available in accordance with SEC regulations;

•

reviews our annual audited and quarterly unaudited financial statements and management’s discussion and analysis of financial condition and operations in our Form 10-K and Form 10-Qs before filing or distribution;

•	reviews with management and our independent registered public accounting firm the interim financial results and related press releases before issuance to the public;

•	reviews audit plans, activities and reports of our internal and regulatory audit departments;

•	reviews the presentations by management and our independent registered public accounting firm regarding our financial results;

•	monitors our litigation process including major litigation and other legal matters that impact our financial statements or compliance with the law;

•	monitors compliance with legal and regulatory requirements including environmental, health, safety and transportation compliance;

•	monitors our enterprise risk management process;

•	oversees our ethics and business conduct programs and procedures;

•	reviews our compliance with Section 404 of the Sarbanes-Oxley Act of 2002; and

•	has the authority to hire its own independent advisors.

The Compensation Committee, which held seven meetings during 2014, sets policy, develops and monitors strategies for, and administers, the programs that are used to compensate the chief executive officer and other senior executives. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the compensation committee is comprised solely of directors who meet the NYSE standard for independence. Its members are: Richard M. Rompala, Chair, Donald W. Bogus, C. Robert Bunch, Randall W. Larrimore and Vincent J. Smith. The compensation committee:

•	approves the salary plans for all executive officers including their total direct compensation opportunity, comprised of base salary, annual incentive standard and long-term incentive guideline award;

•	approves the measures, goals, objectives, weighting, payout matrices, performance certification and actual payouts for the incentive compensation plans;

•	administers the incentive compensation plans, stock option plans, and long-term incentive plans;

•	annually evaluates the performance of the chief executive officer;

•	performs settlor functions for our retirement plans, such as establishing, amending and terminating such plans (which authority has also been delegated to a management committee);

•	approves executive and change-in-control agreements;

•	reviews and establishes the compensation of non-employee directors;

•

reviews and discusses our Compensation Discussion and Analysis with management and, based on that review, makes a recommendation to the board of directors regarding inclusion of the Compensation Discussion and Analysis in our annual proxy statement or annual report on Form 10-K filed with the SEC; and

•	has the authority to hire its own independent advisors.

The compensation committee is authorized to delegate certain responsibilities to internal and independent accountants, internal and outside lawyers and other internal staff to the extent permitted by applicable law.

The Directors and Corporate Governance Committee, which held three meetings during 2014, assists the board in fulfilling its responsibility to our shareholders relating to the selection and nomination of officers and directors. In accordance with NYSE listing standards and applicable provisions of our Principles of Corporate Governance, the directors and corporate governance committee is comprised solely of directors who meet the NYSE standard for independence. Its members are: Randall W. Larrimore, Chair, Gray G. Benoist, Donald W. Bogus, C. Robert Bunch, John M. B. O’Connor, Richard M. Rompala, Philip J. Schulz and Vincent J. Smith. The directors and corporate governance committee:

•	makes recommendations to the board regarding the election of the chief executive officer;

•	reviews the nominees for our other officers;

•	makes recommendations to the board regarding the size and composition of the board and the qualifications and experience that might be sought in board nominees;

•	seeks out and recommends possible candidates for nomination and considers recommendations by shareholders, management, employees and others for candidates for nomination and renomination as directors;

•	assesses whether the qualifications and experience of board nominees meet the current needs of the board;

•	reviews plans for management development and succession;

•

periodically reviews corporate governance trends, issues and best practices and makes recommendations to the board regarding the adoption of best practices most appropriate for the governance of the affairs of the board;

•	reviews and makes recommendations to the board regarding the composition, duties and responsibilities of various board committees;

•	reviews and advises the board on such matters as protection against liability and indemnification;

•	reports periodically to the board on the performance of the board itself as a whole; and

•	has the authority to hire its own independent advisors.

The Executive Committee meets as needed in accordance with our Bylaws. Between meetings of the board, the executive committee may exercise all the power and authority of the board (including authority and power over our financial affairs) except for matters reserved to the full board by Virginia law and matters for which the board gives specific directions. During 2014, this committee held no meetings. The executive committee members are: Joseph D. Rupp, Chair, Randall W. Larrimore, Richard M. Rompala and Philip J. Schulz.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee during 2014 (Messrs. Bogus, Bunch, Larrimore, Rompala and Smith):

•	served as an employee for Olin during that year,

•	is currently or has ever been an officer of Olin, or

•	had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers:

•	serve on the compensation committee of any other company for which one of our directors serves as an executive officer, or

•	serve on the board of directors of any other company where a member of our compensation committee serves as an executive officer.

What Is Olin’s Director Nomination Process?

Our directors and corporate governance committee acts as our nominating committee. As a policy, the committee considers any director candidates suggested by shareholders if we receive the appropriate information in a timely manner. Our Principles of Corporate Governance provide that the board chair and CEO, lead director, other directors, employees and shareholders may recommend director nominees to the committee. The committee uses the same process to review and evaluate all potential director nominees, regardless of who recommends the candidate. The committee reviews and evaluates each nominee and the committee chair, the board chair and CEO and lead director interview the potential new board candidates selected by the committee. The interview results, along with the committee’s recommended nominees, are submitted to the full board.

Our Principles of Corporate Governance describe criteria for new board members to include recognized achievement plus skills such as a special understanding or ability to contribute to some aspect of Olin’s business. The committee is tasked with seeking board members with the personal qualities and experience that taken together will ensure a strong board of directors. Although we have no formal policy on diversity for board members, our Principles of Corporate Governance provide that racial and gender diversity are important factors in assessing potential board members, but not at the expense of particular qualifications and experience required to meet the needs of the board. Furthermore, as part of the committee’s review of board composition, the board considers diversity of experience and background in an effort to ensure that the composition of our directors ensures a strong and effective board. Our Principles of Corporate Governance cite strength of character, an inquiring and independent mind, practical wisdom, and mature judgment as among the principal qualities of an effective director.

This year, we have three nominees standing for re-election.

A shareholder can suggest a person for nomination as a director by providing the name and address of the candidate, and a detailed description of his or her experience and other qualifications for the position, in writing addressed to the board of directors in care of the Secretary, Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105. The notice may be sent at any time, but for a candidate to be considered by the committee as a nominee for an annual shareholder meeting, we must receive the written information at least 150 days before the anniversary of the date of the prior year’s proxy statement. For example, for candidates to be considered for nomination by the committee at the 2016 annual meeting, we must receive the information from shareholders on or before October 13, 2015.

In addition to shareholders proposing candidates for consideration by the committee, Olin’s Bylaws allow shareholders to directly nominate individuals at the annual shareholder meeting for election to the board by delivering a written notice as described under the heading “MISCELLANEOUS—How can I directly nominate a director for election to the board at the 2016 annual meeting?” on page 6. Although a shareholder may directly nominate an individual for election as a director, the board is not required to include such nominee in the proxy statement.

What Is Your Board Leadership Structure?

Our Principles of Corporate Governance state that our board may select either a combined CEO board chair coupled with a lead director or appoint a board chair who does not also serve as CEO. Currently, our CEO also serves as chairman of the board, and the board selects a separate independent lead director.

The board believes that this leadership structure is best for Olin at the current time, as it appropriately balances the need for the CEO to run the company on a day-to-day basis with significant involvement and authority vested in an outside independent board member—the lead director. The role of our lead director is fundamental to our decision to combine the CEO and board chair positions. Our lead director assumes many functions traditionally within the purview of a chairman of the board. Under our Principles of Corporate Governance, our lead director must be independent, and is responsible for:

•	advising on the board meeting schedule to ensure that the independent directors can perform their duties responsibly without interfering with company operations,

•	approving agendas for board and committee meetings and information sent to the board,

•	advising on quality, quantity, and timeliness of the flow of information from management to independent directors,

•	interviewing all potential new board candidates, and making recommendations on candidates,

•	chairing all executive sessions of the board’s independent directors,

•	acting as principal liaison between the independent directors and the chair on sensitive issues,

•	recommending membership and chairs of board committees,

•	recommending to the board chair the retention of consultants who report directly to the board,

•	calling meetings of the independent directors, and

•	being available for direct communication if requested by major shareholders, as appropriate.

How Does Your Board Oversee Olin’s Risk Management Process?

Our board is responsible for oversight of Olin’s risk assessment and management process. The board delegated to the compensation committee basic responsibility for oversight of management’s compensation risk assessment, and that committee reports to the board on its review. Our board also delegated tasks related to risk process oversight to our audit committee, which reports the results of its review process to the board. The audit committee’s process includes:

•	a review, at least annually, of our internal audit process, including the organizational structure and staff qualifications, as well as the scope and methodology of the internal audit process, and

•

a review, at least annually, of our enterprise risk management (ERM) program to ensure that an appropriate ERM process is in place, including discussion of the major risk exposures identified by Olin, the key strategic plan assumptions considered during the assessment and steps implemented to monitor and mitigate such exposures on an ongoing basis.

In addition to the reports from the audit and compensation committees, our board periodically discusses risk oversight, including as part of its annual detailed corporate strategy review.

Frank M. O’Brien, our Vice President, Internal Audit, Business Ethics and Integrity, reports directly to our audit committee and has direct and unrestricted access to that committee. Todd A. Slater, our Vice President and CFO, oversees our ERM process and fulfills the responsibilities of a chief risk officer. Mr. Slater reports to our Chairman and CEO, but has direct access to our audit committee chair. Messrs. Slater and O’Brien, individually or with other members of our management team, periodically meet in executive session with the audit committee.

REPORT OF THE AUDIT COMMITTEE

The audit committee’s primary responsibility is to assist the board in its oversight of the integrity of the Corporation’s financial reporting process and systems of internal control, to evaluate the independence and performance of the Corporation’s independent registered public accounting firm, KPMG LLP, and internal audit functions and to encourage private communication between the audit committee and KPMG and the internal auditors.

The committee held six meetings during the year. During the second half of 2014, the audit committee also completed a self-assessment.

In discharging its responsibility, the audit committee reviewed and discussed the audited financial statements for fiscal year 2014 with management and KPMG, including the matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard No.16, Communications with Audit Committees.

In addition, the audit committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the audit committee concerning independence. The audit committee discussed with KPMG the issue of its independence from Olin and reviewed KPMG’s reports on the firm’s quality review procedures and findings, results of peer reviews and investigations and inquiries, including corrective actions taken. The audit committee also negotiated the hiring of KPMG for the 2014 audit and pre-approved all fees which SEC rules require the committee to approve to ensure that the work performed was permissible under applicable standards and would not impair KPMG’s independence.

Based on the audit committee’s discussions with management and KPMG and the audit committee’s review of KPMG’s written report and the other materials discussed above, the audit committee recommended that the board of directors include the audited consolidated financial statements in Olin’s Annual Report on Form 10-K for the year ended December 31, 2014, to be filed with the SEC.

February 19, 2015

Philip J. Schulz, Chair

Gray G. Benoist

Randall W. Larrimore

John M. B. O’Connor

Richard M. Rompala

SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

How much stock is beneficially owned by each director, director nominee and by the named executive officers in the Summary Compensation Table?

This table shows how many shares of our common stock certain persons beneficially owned on January 15, 2015. Those persons include each director, director nominee, each named executive officer (NEO) in the Summary Compensation Table on page 42, and all directors and executive officers as a group. A person has “beneficial ownership” of shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. “Investment power” means the power to direct the sale or other disposition of the shares. Each person has sole voting and investment power over the number of shares listed, except as noted in the following table.

Name of Beneficial Owner	No. of Shares Beneficially Owned (a)	Percent of Common Stock (b)
Gray G. Benoist	48,113	—
Donald W. Bogus	74,600	—
C. Robert Bunch	83,479	—
Randall W. Larrimore	74,142	—
John M. B. O’Connor	55,661	—
Richard M. Rompala	123,603	—
Philip J. Schulz	63,801	—
Vincent J. Smith	34,461	—
Joseph D. Rupp	2,049,121	2.6
John E. Fischer	407,589	—
John L. McIntosh	293,284	—
George H. Pain	233,661	—
Frank W. Chirumbole	138,811	—
Directors and executive officers as a group, including those named above (20 persons)	4,269,065	5.3

(a)

Includes shares credited under the CEOP on January 15, 2015, phantom stock units credited to deferred accounts under the Directors Plan and shares that may be acquired within 60 days (by March 15, 2015) through the exercise of stock options as follows:

Name	Number of Phantom Stock Units Held in Director Deferred Accounts*	Number of Shares Subject to Options Exercisable in 60 days
Mr. Benoist	32,813	—
Mr. Bogus	44,336	—
Mr. Bunch	70,979	—
Mr. Larrimore	65,949	—
Mr. O’Connor	42,431	—
Mr. Rompala	123,103	—
Mr. Schulz	44,524	—
Mr. Smith	22,834	—
Mr. Rupp	—	1,541,667
Mr. Fischer	—	283,917
Mr. McIntosh	—	233,500
Mr. Pain	—	147,751
Mr. Chirumbole	—	115,642
Directors and executive officers as a group, including those named above (20 persons)	446,967	2,785,603

*	Such securities have no voting rights.

(b)	Unless otherwise indicated, beneficial ownership does not exceed 1% of the outstanding shares of common stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Principles of Corporate Governance and our Code of Conduct include policies and procedures requiring pre-approval of certain transactions involving our directors and employees and their family members and affiliated organizations if Olin is a direct or indirect participant. The policies define “family member” to mean a spouse, child, sibling, stepchild, parent, stepparent, mother-, father-, son-, daughter-, brother- or sister- in-law, or any other person living with the individual (except tenants and household employees). Affiliated organizations include those entities where the individual or family member serves as a director, executive officer or holder of five percent or more of the equity interests.

Our Principles of Corporate Governance require the directors and corporate governance committee (or, if that committee determines it is appropriate, the board) to pre-approve the following transactions with directors, family members and affiliated organizations:

•	charitable contributions of more than $10,000 in a fiscal year,

•

transactions involving more than $120,000 (individually or in the aggregate) in a fiscal year (other than purchases or sales of goods and services contracted for by Olin business units in the normal course of business),

•	transactions in excess of $120,000 in a fiscal year for consulting or personal services,

•	transactions in excess of $120,000 in a fiscal year directly with (or involving direct compensation to) a director or family member, and

•	transactions (even in the ordinary course of business) involving the greater of $1 million or 2% of consolidated gross revenues of either Olin or the other party.

Our Principles of Corporate Governance require our directors and corporate governance committee to pre-approve service by any senior executive (our CEO and other Section 16 officers) on the board of another public company or on the board of any private company that would represent a material commitment of time. In addition, our Code of Conduct and related Corporate Policy Statement require the approval of the board of directors before an officer may serve as a director or provide services to another organization (as an officer, employee, consultant, etc.). Any such service by other employees must be pre-approved by our CEO, if the potential for a conflict of interest exists. These provisions also prohibit any employee or family member from having any direct or indirect interest in, or any involvement with or obligation to, any business organization (including any non-profit entity to which Olin makes contributions) which does or seeks to do business with Olin, or any Olin competitor, without pre-approval from the employee’s department head.

In granting pre-approval, the directors and corporate governance committee, board members and management focus on the best interests of Olin.

In addition to the pre-approval process described above, our Code of Conduct and related Corporate Policy Statements prohibit any director or employee from engaging in a transaction that might conflict with the best interests of Olin.

Related Person Transactions Since the Beginning of 2014

On August 22, 2012, Olin acquired privately-held K. A. Steel Chemicals Inc. (KA Steel). Olin hired Robert F. Steel and Kenneth A. Steel, Jr., the former owners and Chairman and CEO and President of

KA Steel, respectively, as executive officers under executive agreements. Those agreements expired in August of 2014, and the employment of Messrs. R. Steel and K. Steel terminated. KA Steel continues to lease its office space from Steel Family Real Estate, LLC under a lease ending on April 30, 2022. Messrs. R. Steel and K. Steel are both managers of Steel Family Real Estate, LLC, and the Kenneth A. Steel, Jr. Irrevocable Trust and the Robert F. Steel Irrevocable Trust each hold a 50% membership interest in Steel Family Real Estate, LLC.

In 2014, we paid $373,970 in rent payments and $248,580 for our pro rata share of maintenance, insurance and property tax expenses, under the lease. The board of directors pre-approved the KA Steel Acquisition and the other transactions described above, and our compensation committee approved the executive agreements with Messrs. K. Steel and R. Steel.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than 10% of our common stock, to file reports of ownership and changes in ownership with the SEC, and these persons must furnish us with copies of the forms they file. Officers, directors and 10% beneficial owners complied with all Section 16(a) filing requirements in 2014.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (CD&A) describes, in detail, our executive compensation philosophy and the compensation programs in which our senior executive team participates. The CD&A explains the decisions the compensation committee of our board of directors (committee) made under those programs in 2014 and the factors it considered in making those decisions. The CD&A focuses on the compensation paid to our Named Executive Officers (NEOs) as they are determined under Securities Exchange Commission (SEC) rules. Our NEOs for 2014 were:

Name	Title
Joseph D. Rupp	Chairman and CEO
Todd A. Slater	Vice President and CFO
John E. Fischer	President and COO
John L. McIntosh	Senior Vice President, Chemicals
George H. Pain	Senior Vice President, General Counsel and Secretary
Frank W. Chirumbole	Vice President and President, Chlor Alkali Products
Robert F. Steel	Former Vice President and President, KA Steel
Kenneth A. Steel, Jr.	Former Vice President and Executive Vice President, KA Steel

Compensation Best Practices

To enhance investor understanding of our compensation decision making, we summarize below certain executive compensation practices we have implemented to reinforce our objectives and drive Olin performance. We also identify practices we have not implemented because we do not believe they would serve our shareholders’ long-term interests.

We align executive compensation with the interests of our shareholders

•      Pay for Performance by Ensuring that Executive Compensation is Largely Contingent on Results (pages 25-26)

•      Target Compensation Expenditures to the Midpoint of Market Practices (page 30)

•      Correlate Equity Incentive Compensation Awards with Relative Total Shareholder Return and Return on Capital (pages 35-37)

•      Require Double-Triggers for Payments to Executives and Early Vesting of Stock Option and Stock Awards on Change in Control (pages 40 and 59)

We design our executive compensation programs to foster sustainable growth without excessive risk taking

•      Impose Robust Share Ownership Guidelines (page 41)

•      Maintain a Clawback policy (page 38)

•      Suspend 401(k) Plan Matching Periodically, Based on Olin Performance (page 39)

•      Regularly Assess the Risk Inherent in Our Compensation Policies and Programs (page 40)

•      Extend no Perquisites for Current NEOs, except $800 excess liability insurance premium

We adhere to the best practices in executive compensation

•      Mitigate Potential Dilutive Effect of Equity Awards through Share Repurchase Programs (page 26)

•      Utilize an Independent Compensation Consulting Firm which Provides No Other Services to Olin (pages 26-27)

•      Offer Change in Control Protection that Complies with Prevailing Good Governance Standards, Including No Excise Tax Gross-Up (page 40)

•      Maintain No Employment Contracts

•      Permit No Repricing of Underwater Stock Options

•      Exclude the Value of Equity Awards in Pension or Severance Calculations

At the 2014 annual meeting of our shareholders, we held an advisory vote on executive compensation. Approximately 97% of the shares voted were cast in support of our 2014 executive compensation and related disclosures. The committee viewed the results of this vote as general broad shareholder support for our executive compensation program.

Accordingly, we made no changes to our executive compensation program as a result of that vote, although as noted above our committee continuously evaluates our executive compensation program and makes changes to respond to market trends.

Pay for Performance

We understand that there are different ways to view “pay for performance.” In the following sections, we highlight how the committee thinks about executive pay and Olin performance, and why we believe our executive compensation programs are appropriately aligned with results that benefit our investors.

Compensation Program Construction

Our executive compensation program is designed to align with the long-term interests of our shareholders, to reward employees for producing sustainable growth, and to attract and retain the world-class talent that will ensure we succeed. The committee strongly believes that these objectives will be fulfilled if executive compensation – pay opportunities and pay actually realized – is tied to Olin’s results. The committee measures Olin performance in three primary ways:

•	our financial results, particularly our net income and earnings per share (see pages 26 and 32),

•	our return to shareholders over time, on an absolute basis and relative to other companies (see pages 36-37), and

•	our return on capital, on an absolute basis and relative to other companies (see page 35).

By tying our executives’ pay to Olin’s actual results, our compensation programs (i) align our executives’ interests with those of our shareholders and (ii) induce our management team to achieve our most important goals.

Our total direct compensation package comprises three elements:

•	base salary;

•	annual incentive (SMICP/MICP); and

•	long-term incentive (equity) compensation.

Each NEO has a target total compensation opportunity that is reviewed annually by the committee to ensure its alignment with Olin’s compensation pay-for-performance objectives. As the following charts show, almost 80% of CEO target annual direct compensation and 67% of the target annual direct compensation for the other NEOs1 varies with our financial results and our stock price performance:

As further evidence of our commitment to pay for performance, we have withheld base salary increases and suspended saving plan matching contributions in years of particularly harsh economic results.

Operating Results

In a year marked by ongoing economic challenges in many markets around the world, we delivered sound financial results:

•	Our Winchester division generated its second highest level of segment income ($127 million) in the last two decades;

•	We produced record operating income in our Chlor Alkali Products division for our co-products;

•	We returned approximately $128 million of cash to shareholders in dividends and share repurchases; and

•	We improved our safety performance year over year.

[1]	Excluding Messrs. Robert and Kenneth Steel whose employment terminated in August of 2014.

The following charts illustrate the three year directional relationship between Olin performance and the compensation (as defined below) of our Chairman and CEO. For these charts, we used two of our key metrics – net income and return on capital – to define performance, because we believe that these metrics best correlate with long-term shareholder value.

*

Total compensation for Mr. Rupp in each of 2012, 2013 and 2014, as reported in the 2014 Summary Compensation Table on page 42, excluding “change in pension value and nonqualified deferred compensation earnings.” We believe it is appropriate to exclude this component when analyzing the relationship between pay and performance because change in pension value is subject to many variables, such as external interest rates, that are not related to Olin’s performance.

The Compensation Committee

Our committee consists of directors who are independent under the NYSE listing criteria. The committee establishes total compensation opportunities (and each of the individual elements) for Joseph D. Rupp, Chairman and CEO. The committee also approves compensation for the other NEOs based on recommendations by the CEO.

To assist in performing its duties, the committee engages Exequity LLP (Exequity), an independent board and management advisory firm. In engaging Exequity, the committee considered a number of factors in assessing Exequity’s independence, including the fact that Exequity performs no other work for Olin, that none of Exequity’s consultants owns stock in Olin, that Exequity’s consultants have no other business interests with any Olin officer or director, and the fees that Exequity receives for services rendered to Olin rest below a maximum permissible level. In the past several years, the committee discussed its compensation philosophy with Exequity, but otherwise did not impose any specific limitations or constraints on, or otherwise direct, the manner in which Exequity performed its advisory services.

As advisor to the committee, Exequity reviewed the total compensation strategy and pay levels for our NEOs, examined all aspects of our executive compensation programs to ensure their ongoing support of our business strategy, informed the committee of developing legal and regulatory considerations affecting executive compensation and benefit programs, and provided general advice to the committee on all compensation decisions pertaining to the CEO and to all senior executive compensation recommendations submitted by management. The committee routinely meets in executive session (without the CEO or other officers present). As appropriate, Exequity attends some of those executive sessions. In addition to the committee’s retention of Exequity, Olin periodically retains one or more other compensation consulting firms to provide general services, such as actuarial services for pension plans.

Benchmarking

In designing and implementing our executive compensation programs, it has been the committee’s practice to review compensation data from the more than 350 manufacturing and services companies that participate in the Aon Hewitt Total Compensation DataBaseTM (the DataBase), excluding data from companies in the energy services, retail, health services and financial sectors. We refer to this subset of the Database as the “comparator group.” The committee’s review of pay practices across a community as large and varied as the comparator group reflects the committee’s belief that our labor market for executive talent extends beyond the limited group of chemical and ammunition companies and spans the relevant manufacturing and services community. The committee believes that the comparator group is a good representation of that labor pool, as the DataBase is a widely respected source of executive compensation information. Our decision to rely on it for competitive pay information ensures that a reputable and unrelated organization actively secures and analyzes the compensation data on which our committee bases its judgment about appropriate levels of pay for our executive officers.

The data reviewed by the committee are adjusted for size (revenues) to reflect compensation being paid at companies of comparable scope to Olin. The data benchmark the committee used to base its annual pay decisions was a statistical summary of the pay practices for the companies in the comparator group, and was not representative of any individual company. In fact, the committee does not know the identity of the companies whose pay practices are reflected in the DataBase, nor does it receive information with respect to pay practices at any individual company included in the DataBase. Instead, the committee considered the median pay levels in the comparator group after adjusting the pay practices for an observable relationship between executive pay levels and company size and relied on those statistical representations as typifying revenue-adjusted general industry norms. It was against these norms that the committee drew its conclusions about the appropriateness of the overall executive officer pay levels. Throughout this Compensation Discussion and Analysis, references to “competitive data” or “market” mean this statistical summarized data for the comparator group.

What We Pay and Why: Elements of Compensation

We extend to our executives three elements of total direct compensation: base salary; annual incentive (SMICP/MICP); and long-term equity awards, plus a limited number of benefits that commonly are available to senior management at other companies of similar stature. The chart below illustrates that 73% of the 2014 total direct compensation of our NEOs (other than Messrs. K. Steel and R. Steel whose employment terminated in August of 2014) was tied to Olin performance.

Total Direct Compensation

Elements of Total Compensation

Below are the primary elements of our executive compensation, together with relevant information about each element:

Compensation Element	Purpose	Factors Used to Determine Amount

Annual Base Salary	• Rewards day-to-day value of executives consistent with the market	• Median salaries of the comparator group • Scope of responsibilities • Time in position • Value of the employee in the market • Individual performance

Target Annual Cash Incentive Award	• Ties compensation to investor returns • Motivates executives to achieve short term financial targets and non-financial strategic objectives • Communicates key goals of the company to executives

•        Criteria for corporate NEOs:

1.      Adjusted earnings per share

2.      Performance on key non-financial objectives that we believe are important to our long-term success

•       Criteria for heads of operating units:

1.      Cash flow

2.      Return on capital

3.      Operating income

4.      Division non-financial objectives

Compensation Element	Purpose	Factors Used to Determine Amount

Long-Term Incentive Award	• Ties compensation to investor returns • Motivates executives to achieve long-range goals that benefit shareholders • Aligns financial interests of executives and shareholders

•        Number of stock options granted based on total return to shareholders

•       Performance share payouts for executive officers based on our return on capital compared to the Performance Share Comparison Group

•        Level of target awards for each NEO based on practices of comparator group

Retirement and Severance Benefits

•        Retention of key executives

•        Rewards long-term service and provides financial security

•       Ensures that managers are personally indifferent to the outcome of a transaction in a change in control situation

• Programs offered by competitors • Employee’s length of service (for defined benefits in Olin plans, which were frozen on 12/31/07) • Salary and cash incentive

The committee determines the total target direct compensation level for the CEO, as well as the appropriate mix of the compensation elements, based on prevailing practices in the comparator group. The CEO relies on comparator group standards to recommend, for the committee’s review and approval, the target levels and mix of elements for the balance of our executive officers. Although the committee is not bound to mirror the comparator group standards when it makes decisions on compensation levels and the mix of elements, the committee generally relies heavily on the identified competitive norms to ensure that we can compete for executive talent. The committee also reviews the relationship between the CEO’s compensation and the compensation for the other NEOs. In connection with establishing 2014 compensation, the committee determined that internal pay relationships were appropriate in light of the committee’s understanding of the typical pay relationships at other companies.

As a guideline, the committee intends that the base salaries, total cash compensation (salary and annual cash incentive), and total compensation opportunities (total cash compensation plus the grant date value of long-term incentive awards) extended to our NEOs as a group approximate the market median of the comparator group practices. The committee believes that managing total target pay to the market median for the comparator group allows us to attract, motivate, and retain the quality executive talent Olin needs. Pay levels for any individual NEO, however, may be below or above the market median of the comparator group for that executive’s particular role.

Our general practice for an executive who is new in his/her position is to establish compensation opportunities below the market, and to increase them to market level over several years, assuming that performance warrants such increases. Other material increases in compensation generally relate to promotions or added responsibilities.

Salary

The committee normally adjusts NEO salaries annually in respect of merit, promotion or change in role and changes in market rates for the job. No increase in base salary is automatic or guaranteed. When warranted by cash flow or other considerations, the frequency of adjustment has been extended to 18 months or more, and we have frozen executive base salaries for periods of time. For example, Mr. Rupp received a salary increase effective January 1, 2015. Prior to that, his last increase was two years earlier, on January 1, 2013. Before that date, his last salary increase was April 1, 2011, extending the time between such increases to 21 months.

Annual Cash Incentive (Non-equity Incentive Plan Compensation)

The five highest paid NEOs participate in the Senior Management Incentive Compensation Plan, or SMICP, an incentive plan approved by our shareholders. The SMICP provides these NEOs with annual cash incentive opportunities comparable to the terms and conditions for awards of cash bonuses to our other NEOs and other executives (who participate in our Management Incentive

Compensation Plan, or MICP). Using the SMICP for our five highest paid NEOs is intended to allow us to deduct payments to those individuals subject to the deduction limits of Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code).

The mechanics of the SMICP operation for 2014 awards were as follows:

Step 1:

Determine Comparator Group Metrics.    The first step in the SMICP process is a determination of the maximum pool available to pay annual incentives to participating NEOs under the SMICP and to other executives under the overall management incentive plan (MICP). The committee based this determination on the information provided by Exequity regarding the median percentage of net income allocated by the companies in the Aon Hewitt Total Compensation DataBaseTM (as described above) to fund annual incentives for their executives.

Step 2:

Determine Maximum SMICP Funding.    The committee then considered and approved 6% of 2014 income to be set aside as a pool to fund annual cash incentives for both the SMICP and the MICP. For this purpose, income was calculated as 2014 adjusted earnings per share (Adjusted EPS) multiplied by the weighted average number of shares outstanding in 2014, where Adjusted EPS represent consolidated net income from continuing operations before the after-tax effect of special charges, gains or losses, or the cumulative effect of a change in accounting, divided by the weighted average number of shares outstanding on a fully diluted basis.

Step 3:

Determine Individual Amount for each NEO.    The committee established a target award for each NEO (set forth in the “Grants of Plan-Based Awards” table). They allocated 30% of the formulated incentive pool to fund a maximum award for the CEO, 20% to fund maximum awards for the second and third highest paid NEOs and 15% to fund maximum awards for the fourth and fifth highest paid NEOs.

Step 4:

Establish Final Awards.    The committee exercised its discretion after the end of 2014 to determine the award for each of the paid NEOs (not to exceed the maximum award for that NEO set forth in the “Grants of Plan-Based Awards” table), based on achievement of 2014 financial goals and non-financial strategic objectives described below. For purposes of this analysis, financial objectives are weighted at 75% and non-financial items are weighted at 25%.

As discussed above, the committee established 6% of adjusted net income as the maximum pool for all awards under the SMICP and the MICP for 2014 performance. Our adjusted 2014 net income was $114.9 million, creating an aggregate pool for awards under the SMICP and MICP of $6.9 million. Total actual payouts under both the SMICP and MICP plans were $4.0 million, or 58% of the available pool. For 2014, in calculating Adjusted EPS used to determine adjusted 2014 net income, we excluded the effect of the following special charges, gains and losses (which were reflected in our 2014 net income): (i) $4.6 million of income related to resolution of indemnity obligations, (ii) $3.1 million of pretax income related to insurance recoveries, (iii) $5.5 million of net costs associated with the early redemption of our 8.875% senior notes, and (v) $11.2 million of restructuring charges.

The committee determines actual awards under the MICP for any NEO not participating in the SMICP using the same process as for the SMICP. Final cash incentive awards for both Mr. K. Steel and Mr. R. Steel were pro rated to reflect the number of months of employment during 2014.

The following table illustrates the portion of each NEO’s cash incentive based on corporate and division financial targets and corporate and division non-financial objectives:

NEO	Corporate / Division Financial Targets	Corporate / Division Non-Financial Objectives	Total
Joseph D. Rupp	75% / 0	25% / 0	100%
Todd A. Slater	75% / 0	25% / 0	100%
John E. Fischer	75% / 0	25% / 0	100%
John L. McIntosh	75% / 0	25% / 0	100%
George H. Pain	75% / 0	25% / 0	100%
Frank W. Chirumbole	18.75% / 56.25%	6.25% / 18.75%	100%
Robert F. Steel	18.75% / 56.25%	6.25% / 18.75%	100%
Kenneth A. Steel, Jr.	0 / 75%	0 / 25%	100%

Actual payouts of cash incentive awards are determined based on our achievement against our financial performance targets as well as against our non-financial goals, discussed below.

NEOs with Corporate-Wide Responsibilities.

Financial Targets.    In 2014, our financial performance target for NEOs with corporate-wide responsibilities (Messrs. Rupp, Slater, Fischer, McIntosh and Pain) was based on Adjusted EPS. For these NEOs, the portion of the cash incentive related to financial targets (75%) would be paid at the target award level (set forth in the “Grants of Plan-Based Awards” table) if our Adjusted EPS equal the financial performance target. If our Adjusted EPS fall above or below the target level, the committee adjusts the cash incentive, typically by a proportionate adjustment – that is, by dividing actual Adjusted EPS by the target Adjusted EPS, and multiplying that percentage by 75% (subject to the maximum award level for each NEO).

Financial Performance Objective	2014 Target	2014 Actual
Adjusted EPS	$1.94	$1.44

The portion of the actual awards for these NEOs related to Adjusted EPS of $1.44 compared to the financial target in 2014 represented achievement of 55.7% of the financial objective (out of a possible 75%).

Non-Financial Objectives.    In 2014, for NEOs with corporate-wide responsibilities, safety and environmental compliance goals comprised 5% of the award opportunity. Operational goals relating to cost reductions, price improvements and increasing operating income from co-products accounted for 10% of the award opportunity. Strategic goals relating to the development of an improved five-year strategic plan, implementation of a new product strategy in our Winchester division, an updated ethics program and information technology security objectives accounted for 10% of the award opportunity.

The table below illustrates the 2014 level of achievement for these non-financial objectives:

Objective	2014 Performance
Safety and environmental compliance	3%
Operational goals	8%
Strategic goals	9%

In 2014, the committee determined that these NEOs achieved a total of 20% of the non-financial objectives (out of a possible 25%).

NEOs with Divisional Responsibilities.    For each of Messrs. Chirumbole and R. Steel, 25% of the cash incentive was based on corporate results and 75% on division results. Of the 75% component related to division objectives, 25% (or 18.75% of the total cash incentive) related to division non-financial objectives and the remaining 75% (or 56.25% of the total cash incentive) was based on division pretax income, EBITDA cash flow and return on capital. The cash incentive for Mr. K. Steel was based entirely on division results, 75% based on division financial targets and 25% on division non-financial objectives.

Financial Targets.    For Mr. Chirumbole, who had Chlor Alkali Products division responsibility, his division financial targets and achievement against those targets are set forth in the following chart:

Financial Performance Targets	2014 Target	2014 Actual	Weighting
Chlor Alkali Products Segment Pretax Income	$217.5 million	$131.3 million	50%
Chlor Alkali Products Segment EBITDA Cash Flow (segment pre-tax income plus segment depreciation, amortization, capital spending, plus or minus the change in working capital)	$167.0 million	$185.0 million	15%
Chlor Alkali Products Segment Return on Capital (after tax)	9.4%	5.4%	10%

For Messrs. R. Steel and K. Steel, who had Chemical Distribution division responsibility for part of 2014, divisional financial targets and achievement against those targets are set forth in the following chart:

Division Financial Objectives	2014 Target	2014 Actual	Weighting
Chemical Distribution Segment Pretax Income	$11.0 million	$0	50%
Chemical Distribution Segment EBITDA Cash Flow (where EBITDA is segment pre-tax income plus segment depreciation, amortization, capital spending, plus or minus the change in working capital)	$29.3 million	$14.5 million	15%
Chemical Distribution Segment Return on Capital (after tax)	$2.4%	0%	10%

Non-Financial Objectives.    For Messrs. Chirumbole, R. Steel and K. Steel, divisional goals related to safety and environmental compliance comprised 6% of the 25% allocated to division non-financial objectives. Operational goals for the division relating to cost reductions and segment growth accounted for 14%, and division strategic goals related to the distribution of product, compliance with internal controls and completion of ethics training courses accounted for 5%.

The table below illustrates the 2014 level of achievement for these non-financial objectives:

Objective	Chlor Alkali Division 2014 Level of Achievement	Chemical Distribution Division 2014 Level of Achievement
Safety and environmental compliance	0%	4%
Operational goals	10%	3%
Strategic goals	2%	2%

Long-Term Incentive (Equity) Compensation

In 2014, we allocated the value of long-term incentive (equity) compensation awards equally between performance shares and stock options.

Why Stock Options?	Why Performance Shares?

•      Performance-based because their value is solely tied to Olin’s stock price, which directly correlates to our shareholders’ interests.

•      Fosters an environment focused on long-term growth and shareholder value creation.

•       Declines in stock price following the grant of stock options detrimentally impact executive pay (i.e., when a stock option is “underwater” it has no value).

•      Highly valued by employees; an important retention tool.

•      Performance-based both because number of shares earned depends on performance against pre-defined financial goals and the value of the shares fluctuates based on the stock price.

•      Motivates decision making that maximizes performance over a multi-year timeframe.

•       Tied to return on capital, a key financial metric.

•      Coordinates the activities of all award recipients (including our NEOs) in support of long-term organizational value enhancement.

All long-term incentive (equity) compensation plan participants, including the NEOs, are assigned target award levels consistent with the competitive data analysis described above under the heading “Benchmarking.”

The target equity award levels for 2014 were:

NEO	Target Award
Joseph D. Rupp	$2,605,000
Todd A. Slater	$ 137,000
John E. Fischer	$ 688,000
John L. McIntosh	$ 676,000
George H. Pain	$ 467,000
Frank W. Chirumbole	$ 330,000
Robert F. Steel	$ 192,000

These target awards are allocated equally between stock options and performance shares. The process the committee follows to determine the level of the actual stock option awards and the formula for actual performance share payouts are described below. Mr. K. Steel did not receive any stock options or performance shares in 2014, and Mr. R. Steel’s unvested options, including his 2014 option award, were canceled in accordance with the terms of our equity plans at the time his employment terminated in August of 2014.

Performance Shares.    Half the value of each participant’s 2014 long-term incentive target award value was delivered in performance shares. The number of performance shares awarded to each NEO was formulated by dividing half the participant’s target award value by the Black-Scholes value of a performance share. The total number of performance shares that vest and will be paid to each NEO varies between 25% and 150% of his or her target number, depending on our average annual return on capital for the three years ending December 31, 2016, in relation to the average annual return on capital generated for that period by the community of companies in the S&P Material Index, plus five selected direct competitors,2 (which we refer to as the Performance Share Comparison Group). The following chart identifies the percentage of target shares that vest with our performance:

Olin average annual return on capital for three-year period compared to Performance Share Comparison Group:	Percentage of target number of performance shares that vest:
Quintile 5	150%
Quintile 4	125%
Quintile 3	100%
Quintile 2	50%
Quintile 1	25%

The table and graph below illustrate the percentage of the target number of performance shares earned by plan participants for each of the last nine three-year periods, based on our average return on capital performance compared to the Performance Share Comparison Group:

Olin Average Annual Return on Capital for the Three-Year Period
Compared to the Performance Share Comparison Group

Three-Year Period Ended December 31	Olin Return on Capital	Quintile/Percentage Paid
2013	8.30%	Quintile 3/100%
2012	7.50%	Quintile 3/100%
2011	8.10%	Quintile 3/100%
2010	9.50%	Quintile 4/125%
2009	10.50%	Quintile 5/150%
2008	11.10%	Quintile 4/125%
2007	10.30%	Quintile 4/125%
2006	9.20%	Quintile 3/100%
2005	6.20%	Quintile 2/50%

[2]	Occidental Petroleum Corporation, Alliant Techsystems, Inc., PPG Industries, Inc., The Dow Chemical Company and Westlake Chemical Corporation.

Stock Options.    The remaining half of each participant’s long-term incentive (equity) target award value is delivered in stock options. Stock options are granted annually from a committee-approved pool of option shares. Specifically, the pool of stock options available for issuance each year equals half the value of the overall long-term incentive award value, divided by the Black-Scholes value of options for our common stock (not to be lower than 20% of the then-current market price of our common stock). This formulated pool of shares available for stock option awards increases or decreases based on our trailing three-year total shareholder return (TSR) compared to the TSRs generated by the Performance Share Comparison Group, as follows:

Olin three-year TSR compared to Performance Share Comparison Group	Effect on number of shares available for option grants
Top third	+25%
Middle third	No change
Bottom third	-25%

We believe the Performance Share Comparison Group represents our primary competition for investment capital, and therefore comprises an appropriate comparison group. We use TSR, which represents the increase in the fair market value of our common stock over the three-year period, including reinvestment of dividends, to tie executive rewards to our shareholders’ interests. The calculation of TSR includes all dividends paid by the companies, consistent with the calculations for our Performance Graph included in our Form 10-K. As with our performance share program described above, the committee believes that formulating the stock option pool this way further ties executive compensation to shareholder value.

Olin Trailing Three-Year Total Shareholder Return

Three-Year Period Ended December 31	Olin Total Shareholder Return	Ranking Compared to Performance Share Comparison Group
2014	8.67%	Bottom third
2013	16.27%	Middle third
2012	11.45%	Bottom third
2011	7.46%	Middle third
2010	6.64%	Top third
2009	6.59%	Top third
2008	1.34%	Bottom third
2007	-0.14%	Bottom third
2006	-2.21%	Middle third

The table below shows the effect of our trailing three-year TSRs on the size of our stock option pool for the past nine years:

The actual stock option award to an individual NEO represents his or her target award, increased or decreased by the same percentage that the available stock option pool was increased or decreased, based on the trailing three-year TSR as described above. In addition, the committee has the discretion to increase or decrease the actual option grant for an individual NEO by up to 25%, although that discretion has not been exercised in any of the years covered by the table above.

We approve option awards at the first committee meeting each year. In 2014, the first committee meeting was January 24, 2014. At that meeting, the committee approved the granting of options effective on February 10, 2014, with an exercise price of $25.57 per share, the average of the high and low per share sales price of our common stock on the NYSE on February 10, 2014. When the first scheduled meeting occurs before or near the time we release our year-end earnings report, the committee has granted stock options:

•	with a grant effective date approximately 10 days after the release of year-end earnings, and

•	with an exercise price equal to fair market value on the grant effective date.

This practice ensures that the exercise price for stock options reflects all current information. Although we have no formal policy on granting options at a time when inside information may exist, the committee follows the procedure we describe above when necessary to ensure that option exercise prices reflect full disclosure of earnings information. We have not engaged in “back dating” of options, as our policies do not allow back dating. In addition, our equity plans do not permit option grants with an exercise price below the fair market value of our stock on the effective date of the option grant.

Our CEO also has authority to grant a very limited number of options at other times during the year (no more than 50,000 total shares or 5,000 shares per employee), but may not grant options to anyone who is an officer within the definition of the rules under Section 16 of the Exchange Act, or “back date” any options. Consistent with the terms of our equity plans, options granted by our CEO may not have an exercise price below the fair market value of our stock on the effective date of the option grant.

Clawback Policy

As a participant in the SMICP, each of our NEOs is subject to a clawback policy that applies to all of our executive officers. Amounts that we recover are not included in calculating that executive’s benefits under our Supplemental CEOP, and our recovery of amounts under the policy does not constitute an event that triggers benefits under our severance agreements. In addition to the clawback policy, our equity plans provide that if a participant renders service to one of our competitors, or discloses confidential information without our consent, or violates other terms of the plan, the committee may terminate any unvested, unpaid or deferred awards held by the participant, or may require the participant to forfeit benefits received under the plan within the six months before the participant’s action.

Other Compensation

We also offer a small number of other personal benefits to groups of employees, including our NEOs. Some benefits, such as a portion of health insurance premiums and certain retirement benefits, we extend to all eligible employees. We tie the size and construction of these benefits to competitive practices in the market, a decision the committee believes enables us to attract and retain executives with the talents and skill sets we require. Other compensatory items, such as certain life insurance benefits and the retirement and change in control benefits described below, are provided to our NEOs and other senior managers.

Retirement Benefits.    We offer retirement benefits as part of the package to recruit and retain employees. Our retirement benefits also reflect an individual’s contributions over his or her career with Olin, as those benefits are based in part on the employee’s service and compensation. In general, we establish retirement benefits based on comparable programs offered by competitors. The committee believes that retirement plans like ours are commonly provided to executives at other companies, and offering these benefits helps us remain competitive for qualified senior-level executive talent. We periodically re-evaluate and update those plans to respond to changes in the market.

The following chart summarizes the benefits under our active retirement plans for salaried employees:

Plan Title	Participants/Purpose	Benefits
Olin Corporation Contributing Employee Ownership Plan (the CEOP)—Employee Savings Account	Salaried employees—to provide employees with a tax effective savings vehicle to save primarily for retirement	Eligible employees may make pre-tax contributions (401k), Roth 401k contributions and after tax contributions. They may contribute up to 80% of eligible compensation (subject to various Code limits, including the 2014 pre-tax and Roth 401k contribution limit of $17,500). For most employees, Olin matches the first 6% of base pay that they contribute to the plan, at the rate of 50%. For KA Steel employees, Olin matches 75% of the employee contribution up to 13% of base pay.

CEOP—Defined Contribution Retirement Account	Salaried employees (other than KA Steel employees)—to provide retirement benefits in lieu of benefits formerly provided under the Qualified Plan (prior to benefit accrual freeze)	For eligible employees, Olin makes contributions to the Defined Contribution Retirement Account of 5% or 7.5% of eligible compensation (depending on employee age).

Olin Corporation Supplemental Contributing Employee Ownership Plan (Supplemental CEOP)—Employee Savings Account	Senior management (other than KA Steel employees)—to compensate for Code limits on CEOP contributions	Eligible employees may make pre-tax contributions on eligible compensation in excess of Code limits and receive Olin matching contributions at the same percentages as the CEOP, as set forth above.

Supplemental CEOP—Defined Contribution Retirement Account	Senior management (other than KA Steel employees)—to compensate for Code limits on CEOP contributions	Olin also makes contributions on eligible compensation in excess of Code limits at the same percentages as the CEOP Defined Contribution Retirement Account (set forth above).

As part of our ongoing evaluation of benefit plans, in 2005, we amended the Olin Corporation Employees’ Pension Plan (Qualified Plan) to close participation, so that salaried employees hired on or after January 1, 2005 are not eligible for the Qualified Plan. As of December 31, 2007, we froze defined benefit pension accruals for salaried participants under that Plan, as well as the Olin Supplementary and Deferral Benefit Pension Plan (Supplemental Plan) and the Olin Senior Executive Pension Plan (Senior Plan). Although benefit accruals were frozen at the end of 2007, employment after that time counts toward years of service for vesting and early retirement eligibility.

In addition, we periodically suspend the company match to the CEOP for salaried and non-bargaining employees, including during the period January 1, 2010 through January 31, 2011.

The Supplemental CEOP, the Supplemental Plan and the Senior Plan are unfunded, nonqualified deferred compensation plans for the NEOs and a select group of other senior management employees. Because these three plans are unfunded, participants receive benefits only if we have the financial resources to make the payments when due. The committee believes that historically it was common for companies to offer these kinds of nonqualified retirement supplements to executives and offering these benefits has allowed us to remain competitive in the market for qualified senior-level executive talent. We describe the terms of our retirement plans in more detail in the narrative discussion following the table entitled “Pension Benefits”.

Risk Assessment.    Management and the committee regularly evaluate the risks involved with our compensation programs. In January 2015, we conducted a comprehensive risk assessment. The risk assessment included compiling an inventory of incentive plans and programs, and conducting an analysis of the risk involved with each. The assessment considered factors such as the plan metrics, number of participants, maximum payments, and risk mitigation factors. The committee reviewed the risk assessment and concluded it did not believe any of our compensation programs or policies create risks that are reasonably likely to have a material adverse impact on Olin. Based on this conclusion, we implemented no material changes to our compensation policies or practices after our risk assessment.

Change in Control Agreements.    We provide change in control agreements to our senior management to ensure that our executives work to secure the best outcome for shareholders in the event of a possible change in control, even if it means that they lose their jobs as a result. As a retention incentive, each of our senior executives also has an agreement that provides certain benefits if the executive’s employment is terminated without cause. In January 2014, we replaced change in control agreements with Messrs. Rupp, Slater, Fischer, McIntosh, Pain and Chirumbole and four other executives to (i) eliminate tax gross-ups for “golden parachute” excise taxes in favor of a “best net after-tax” approach, (ii) require both a change in control and actual or constructive termination of employment to trigger accelerated vesting of equity awards (other than performance shares) that the acquirer fails to assume or replace, (iii) require a release of claims from the executive as a condition to receiving payments and other termination benefits, and (iv) add restrictive covenants. Those agreements are described in more detail under “Potential Payments Upon Termination or Change in Control.” We also provided notice of termination of the remaining change in control agreements with nine other non-NEO executives upon their scheduled expiration in January of 2016.

The committee gives careful attention to all aspects of executive compensation and for the reasons discussed above remains confident that our executive compensation program satisfies our objectives.

Tax and Accounting Considerations

All elements of compensation, including salaries, generate charges to earnings under generally accepted accounting principles (GAAP). We generally do not adjust compensation based on accounting factors, but we consider the tax effect of various types of compensation. The committee considers the Code Section 162(m) limit on deductions for compensation over $1 million, and the designs of our stock options, the largest portion of our performance shares and our annual cash incentive are intended to meet the exemption for “performance-based” compensation from this deductibility limit. It is possible, however, that portions of these awards will not qualify as “performance-based compensation,” and, when combined with salary and other compensation to an NEO, may exceed this limitation in any particular year.

Code Section 409A implemented tax rules applicable to nonqualified deferred compensation arrangements, and Olin has taken steps to comply with such rules to the extent applicable.

As previously noted, Olin’s clawback policies allow recovery of all or a portion of payments under the SMICP or the MICP and performance share awards from executives who participate in the SMICP or the MICP. To recover compensation, our board or the committee must determine that the executive was grossly negligent or engaged in intentional misconduct that was a “significant contributing factor” to:

(i)	a restatement of our financial statements, or

(ii)	a significant increase in the value of that executive’s incentive awards.

Amounts recovered are not included in calculating that executive’s benefits under our Supplemental CEOP, and do not trigger benefits under our severance agreements. In addition, our equity plans provide that if a participant renders service to a competitor, or discloses confidential information without our consent, or violates other terms of the plan, the committee may terminate any unvested, unpaid or deferred awards held by the participant, or may require the participant to forfeit benefits received under the plan within the six months before the participant’s action.

Our equity plans and severance arrangements with NEOs do not provide any “gross-up” for the amount of excise tax, if any, due on “excess golden parachute payments” provisions under Code Section 280G. These agreements are described in more detail under “Potential Payments Upon Termination or Change in Control.” We have given notice that the remaining severance agreements with nine non-NEO executives will not be renewed when they expire in January of 2016.

Stock Ownership Guidelines

We describe our stock ownership guidelines for directors under the heading “Director Compensation”. Our stock ownership guidelines for employees require executive officers and certain other senior managers to maintain specified ownership levels of our stock within five years after the guideline applies. Stringent stock ownership requirements mitigate any risk that options may cause management to focus on short-term stock price movement.

Our committee monitors compliance with the stock ownership guidelines annually. To determine “stock ownership” under the guidelines, we include, in addition to shares the individual owns outright, restricted stock and restricted stock units, shares held in the executive’s CEOP and Supplemental CEOP accounts, shares subject to vested stock options with an exercise price below the current market price and 25% of the total target performance share awards (representing half of the target performance shares that are payable in stock).

Officer Title	Base Salary Multiple
CEO	6
Senior Vice President	3
Vice President	2

Our CEO has always complied with the stock ownership guidelines applicable to him, and has exceeded those guidelines since at least 2006. The other NEOs also met the guidelines applicable to them at year end.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by each of the NEOs for the fiscal years ended December 31, 2014, 2013 and 2012:

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus (1) ($) (d)	Stock Awards (2) ($) (e)	Option Awards (2) ($) (f)	Non-equity Incentive Plan Compensation (3) ($) (g)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (4) ($) (h)	All Other Compensation (5) ($) (i)	Total ($) (j)
Joseph D. Rupp	2014	$930,000	N/A	$1,579,825	$1,494,000	$ 757,000	$ 535,164	$223,942	$5,519,931
Chairman and CEO	2013	$930,000	N/A	$1,956,750	$1,297,200	$ 960,000	—	$235,571	$5,379,521
	2012	$900,000	N/A	$1,756,485	$972,675	$1,128,000	$1,058,901	$239,938	$6,055,999

Todd A. Slater	2014	$337,008	N/A	$183,515	$218,380	$ 208,175	$ 40,943	$ 52,504	$1,040,525
Vice President and CFO	2013	$261,000	N/A	$104,360	$70,500	$ 102,720	—	$ 44,561	$583,141
	2012	$253,008	N/A	$86,740	$54,038	$ 121,025	$ 45,066	$ 44,579	$604,456

John E. Fischer	2014	$501,336	N/A	$490,605	$503,466	$ 320,211	$ 368,078	$ 98,896	$2,282,592
President and COO	2013	$470,004	N/A	$521,800	$345,450	$ 331,200	—	$ 97,809	$1,766,263
	2012	$455,004	N/A	$477,070	$265,275	$ 370,125	$ 431,868	$ 97,386	$2,096,728

John L. McIntosh	2014	$467,004	N/A	$413,185	$390,100	$ 258,894	$ 470,095	$ 91,729	$2,091,007
Senior Vice President, Chemicals	2013	$450,000	N/A	$495,710	$331,350	$ 312,000	—	$ 91,318	$1,680,378
	2012	$425,004	N/A	$433,700	$240,713	$ 352,500	$ 554,122	$ 81,374	$2,087,413

George H. Pain	2014	$441,000	N/A	$291,660	$265,600	$ 209,689	$ 155,167	$ 85,994	$1,449,110
Senior Vice President, General Counsel and Secretary	2013	$425,004	N/A	$365,260	$239,700	$ 234,240	—	$ 85,612	$1,349,816
	2012	$412,008	N/A	$325,275	$181,763	$ 286,700	$ 379,236	$111,167	$1,696,149

Frank W. Chirumbole	2014	$348,000	N/A	$194,440	$190,900	$ 126,050	$ 56,582	$ 62,241	$978,213
Vice President and	2013	$338,004	N/A	$260,900	$169,200	$ 183,399	—	$ 61,761	$1,013,264
President, Chlor Alkali Products	2012	$312,000	N/A	$173,480	$93,338	$ 196,380	$ 63,536	$ 62,120	$900,854

Robert F. Steel	2014	$236,647	N/A	$121,525	$107,900	$ 32,266	N/A	$781,676	$1,280,014
Former Vice President and President, KA Steel	2013	$367,694	N/A	$130,450	$84,600	$ 88,875	N/A	$ 6,757	$678,376
	2012	$127,500	N/A	$2,136,000	—	$ 58,750	N/A	$ 12,391	$2,334,641

Kenneth A. Steel, Jr.	2014	$232,116	N/A	—	—	$ 16,947	N/A	$782,410	$1,031,473
Former Vice President and Executive Vice President, KA Steel	2013	$357,854	N/A	—	—	$ 70,500	N/A	$ 6,495	$434,849
	2012	$127,500	N/A	$2,136,000	—	$ 58,750	N/A	$ 12,608	$2,334,858

(1)

The NEOs were not entitled to receive payments which would be characterized as “Bonus” payments. Annual cash incentive payments under the SMICP appear in column (g). Each of the NEOs (other than Messrs. R. Steel and K. Steel) has one or more agreements that provide for certain severance benefits (including additional benefits in the event of a “change in control”). The provisions of those agreements are described in more detail under the section entitled “Potential Payments Upon Termination or Change in Control.”

(2)

Represents the aggregate grant date fair value of equity awards granted in that year (performance shares and restricted stock units in column (e) and options in column (f)), in each case calculated in accordance with ASC Topic 718. Please see the notes entitled “Stock-Based Compensation” and “Accounting Policies—Stock-Based Compensation” in the notes to our audited financial statements included in our annual report on Form 10-K for the fiscal year in which the award was granted for a discussion of the assumptions underlying these calculations. The performance share amounts in column (e) are calculated based on a payout equal to 100% of the target level for awards made in 2012, 2013 and 2014.

Set forth below are the amounts that would have been included for performance share awards (as well as the total amount in column (e)), if the grant date fair value had been based on the highest level of performance (for a payout equal to 150% of the target level).

NEO	2014 Performance Share / Total	2013 Performance Share / Total	2012 Performance Share / Total

Joseph D. Rupp	$2,369,738 / $2,369,738	$2,935,125 / $2,935,125	$2,634,728 / $2,634,728
Todd A. Slater	$ 109,373 / $219,973	$ 156,540 / $156,540	$ 130,110 / $130,110
John E. Fischer	$ 619,778 / $697,198	$ 782,700 / $782,700	$ 715,605 / $715,605
John L. McIntosh	$ 619,778 / $619,778	$ 743,565 / $743,565	$ 650,550 / $650,550
George H. Pain	$ 437,490 / $437,490	$ 547,890 / $547,890	$ 487,913 / $487,913
Frank W. Chirumbole	$ 291,660 / $291,660	$ 391,350 / $391,350	$ 260,220 / $260,220
Robert F. Steel	$ 182,288 / $182,288	$ 195,675 / $195,675	$ — / $2,136,000
Kenneth A. Steel, Jr.	— / —	— / —	$ — / $2,136,000

(3)	Amounts listed in this column were determined by the committee under our SMICP.

(4)

Amounts reported in this column represent the total increase in the present value of the pension benefits during the applicable year under all of our defined benefit pension plans, and are comprised of the following items:

Increase in Present Value of Pension Benefit(a) Under:
NEO	Year	Qualified Plan	Supplemental Plan	Senior Plan

Joseph D. Rupp	2014	$ 79,740	$ 455,424	—	(b)
	2013	$(114,027)	$(863,644)	—	(b)
	2012	$ 140,193	$ 918,708	—	(b)

Todd A. Slater	2014	$ 27,491	$ 11,023	$ 2,429
	2013	$ (9,986)	$ (6,173)	$ (1,360)
	2012	$ 28,913	$ 13,236	$ 2,917

John E. Fischer	2014	$ 124,651	$ 205,642	$ 37,785
	2013	$ (27,567)	$ (82,946)	$(14,951)
	2012	$ 136,221	$ 250,495	$ 45,152

John L. McIntosh	2014	$ 161,559	$ 274,701	$ 33,835
	2013	$ (31,179)	$(102,448)	$(12,619)
	2012	$ 177,572	$ 335,257	$ 41,293

George H. Pain	2014	$ 48,516	$ 73,796	$ 32,855
	2013	$ (67,054)	$(134,905)	$(57,389)
	2012	$ 111,736	$ 190,871	$ 76,629

Frank W. Chirumbole	2014	$ 35,512	$ 21,070	—	(c)
	2013	$ (9,876)	$ (9,785)	—	(c)
	2012	$ 38,121	$ 25,415	—	(c)

(a) Messrs. R. Steel and K. Steel are not eligible for pension benefits and so are not listed in the table.

(b) There was no change in the present value of Mr. Rupp’s pension benefit under the Senior Plan.

(c) Mr. Chirumbole was not eligible for pension benefits under the Senior Plan.

Changes in the present value of pension benefits are determined using the assumptions we use for financial reporting purposes and represent changes in assumptions and the fact that each NEO is one year older, rather than any change in the NEO’s accrued pension benefit. For December 31, 2012, the discount rate was 3.9% for the Qualified Plan and 3.2% for the Supplemental and Senior Plans. For December 31, 2013, the discount rate was 4.5% for the Qualified Plan and 3.9% for the Supplemental and Senior Plans. For December 31, 2014, the discount rate was 3.9% for the Qualified Plan and 3.4% for the Supplemental and Senior Plans. For 2012, we used the RP2000 Mortality Table with 12 years of projected mortality improvements and for 2013, we used the RP2000 Mortality Table with 13 years of projected mortality improvements. For 2014, we used the RP2014 Blue Collar Mortality Tables for Annuitants and Employees, with the Social Security Administration – 2014 Intermediate Cost Projections Mortality Improvement Scale. Please see the note entitled “Pension Plans and Retirement Benefits” in the notes to our audited financial statements included in our 2014 annual report on Form 10-K for a discussion of these assumptions. The values shown in the table are due exclusively to the change of assumptions and the fact that each executive is one year older, and is not driven at all by any change in the retirement benefit itself. For 2014, the discount rates used to determine the present values of the pension benefits were lower than in 2013 resulting in an increase in the present values under each of the three plans.

To determine the change in the present value of the pension benefits under these plans, for Messrs. Slater, Fischer, McIntosh and Chirumbole, we used age 62, the first age at which unreduced pension benefits are payable under the Qualified Plan, the Supplemental Plan and the Senior Plan. For Messrs. Rupp and Pain, who are eligible for unreduced pension benefits under the Qualified Plan, the Supplemental Plan and the Senior Plan, we used their actual ages at December 31, 2014.

Generally, the Senior Plan provides a 50% benefit to the executive’s surviving spouse (which we refer to as a “joint and survivorship benefit”) without an actuarial reduction in payments during the executive’s lifetime. An executive also can elect to have payments under the Qualified Plan and the Supplemental Plan extend for the remainder of his or her spouse’s lifetime, but such an election results in an actuarial reduction to benefits paid under those plans. Benefits paid from the Senior Plan are increased by the amount of the actuarial reduction under the Qualified Plan and the Supplemental Plan for a 50% joint and survivorship benefit. In accordance with the SEC regulations, the pension benefits in the Summary Compensation Table reflect benefits payable in the form of a single life annuity payable only during the life of the executive, and do not reflect any joint and survivorship benefit.

(5)	Amounts reported in this column for 2014 are comprised of the following items:

Executive Officer	Life Insurance Premiums (a)	CEOP/Supplemental CEOP–Retirement Account (b)	Perquisites and other Personal Benefits (a)	Stock Payment (c)	Total
Joseph D. Rupp	$53,492	$169,650	$ 800	—	$223,942
Todd A. Slater	$ 8,614	$ 43,090	$ 800	—	$52,504
John E. Fischer	$20,616	$ 77,480	$ 800	—	$98,896
John L. McIntosh	$18,494	$ 72,435	$ 800	—	$91,729
George H. Pain	$21,321	$ 63,873	$ 800	—	$85,994
Frank W. Chirumbole	$11,146	$ 50,295	$ 800	—	$62,241
Robert F. Steel	$ 777	$ 9,450	$ 800	$770,649	$781,676
Kenneth A. Steel, Jr.	$ 761	$ 9,348	$1,652	$770,649	$782,410

(a)

The key executive life insurance program consists of three types of benefits: active employee life insurance, retiree life insurance and survivor income benefits. At the executive’s option, the survivor income benefit may be exchanged for additional cash value. The amounts shown represent the total premiums we paid in 2014 for the benefits under the programs, and for Mr. K. Steel, a car allowance for a portion of 2014 in the amount of $852. Messrs. R. Steel and K. Steel participated in Olin’s life insurance program and did not participate in the key executive life insurance program.

(b)

The amounts shown represent Olin’s contributions of a total of 7.5% of the individual’s eligible compensation to the Retirement Account portion of the CEOP and Supplemental CEOP, as well as amounts of Olin matching contributions to the CEOP and the Supplemental CEOP during 2014. The amounts shown for Messrs. R. Steel and K. Steel represent the company matching contributions.

(c)	The amounts shown represent the payout of performance-based restricted stock made to Messrs. R. Steel and K. Steel in connection with the termination of their employment.

To show the effect that the year-over-year change in pension value had on total reported compensation, as determined under applicable SEC rules, we have included an additional column to show total compensation minus the change in pension value. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. The change in pension value is subject to many external variables, such as discount rates, that are not related to Olin performance. Therefore, we do not believe a year-over-year change in pension value is helpful in evaluating compensation for comparative purposes and instead, believe shareholders may find the accumulated pension benefits in the Pension Benefits table on pages 50-51 a more useful calculation of the pension benefits provided to the NEOs.

2014
Name and Principal Position	Salary	Stock Awards	Option Awards	Non-equity Incentive Plan Compen- sation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compen- sation	Total	Total Without Change in Pension Value*
Joseph D. Rupp	$930,000	$1,579,825	$1,494,000	$757,000	$535,164	$223,942	$5,519,931	$4,984,767
Chairman and CEO

Todd A. Slater	$337,008	$183,515	$218,380	$208,175	$ 40,943	$52,504	$1,040,525	$999,582
Vice President and CFO

John E. Fischer	$501,336	$490,605	$503,466	$320,211	$368,078	$98,896	$2,282,592	$1,914,514
President and COO

John L. McIntosh	$467,004	$413,185	$390,100	$258,894	$470,095	$91,729	$2,091,007	$1,620,912
Senior Vice President, Chemicals

George H. Pain	$441,000	$291,660	$265,600	$209,689	$155,167	$85,994	$1,449,110	$1,293,943
Senior Vice President, General Counsel and Secretary

Frank W. Chirumbole	$348,000	$194,440	$190,900	$126,050	$ 56,582	$62,241	$978,213	$921,631
Vice President and President, Chlor Alkali Products

Robert F. Steel	$236,647	$121,525	$107,900	$ 32,266	—	$781,676	$1,280,014	$1,280,014
Former Vice President and President, KA Steel

Kenneth A. Steel, Jr.	$232,116	—	—	$ 16,947	—	$782,410	$1,031,473	$1,031,473
Former Vice President and Executive Vice President, KA Steel

*

Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column (but including the nonqualified deferred compensation earnings reported in that column, if any).

The above table is not a substitute for the information disclosed in the Summary Compensation Table and related footnotes, which begin on page 42. See the notes accompanying that Summary Compensation Table for more information.

Grants of Plan-Based Awards

Name (a)	Grant Date (b)	Compen- sation Committee Meeting Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards (1)					Estimated Future Payouts Under Equity Incentive Plan Awards (2)				All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (4) (j)	Exercise or Base Price of Option Awards ($/Share) (4) (k)	Grant Date Fair Value of Stock and Option Awards (5) (l)
			Thres- hold ($) (c)	Target ($) (d)		Maximum ($) (3) (e)		Threshold (#) (f)	Target (#) (3) (g)		Maxi- mum (#) (h)
Joseph D. Rupp	02/10/14	01/24/14	—	$1,000,000		$1,860,000
	02/10/14	01/24/14						16,250	65,000		97,500				$2,369,738
	02/10/14	01/24/14											180,000	$25.57	$1,494,000

Todd A. Slater	02/10/14	01/24/14	—	$275,000		$740,016
	02/10/14	01/24/14						750	3,000		4,500				$109,373
	02/10/14	01/24/14											9,000	$25.57	$74,700
	05/05/14	05/04/14											16,000	$27.65	$143,680
	05/05/14	05/04/14										4,000			$110,600

John E. Fischer	02/10/14	01/24/14	—	$423,000		$1,020,000
	02/10/14	01/24/14						4,250	17,000		25,500				$619,778
	02/10/14	01/24/14											48,000	$25.57	$398,400
	05/05/14	05/04/14											11,700	$27.65	$105,066
	05/05/14	05/04/14										2,800			$77,420

John L. McIntosh	02/10/14	01/24/14	—	$342,000		$934,008
	02/10/14	01/24/14						4,250	17,000		25,500				$619,778
	02/10/14	01/24/14											47,000	$25.57	$390,100

George H. Pain	02/10/14	01/24/14	—	$277,000		$882,000
	02/10/14	01/24/14						3,000	12,000		18,000				$437,490
	02/10/14	01/24/14											32,000	$25.57	$265,600

Frank W. Chirumbole	02/10/14	01/24/14	—	$200,000		$696,000
	02/10/14	01/24/14						2,000	8,000		12,000				$291,660
	02/10/14	01/24/14											23,000	$25.57	$190,900

Robert F. Steel	02/10/14	01/24/14	—	$155,000	*	$734,016	*
	02/10/14	01/24/14						1,250	5,000	*	7,500				$182,288
	02/10/14	01/24/14											13,000	$25.57	$107,900

Kenneth A. Steel, Jr.	02/10/14	01/24/14	—	$155,000	*	$720,000	*

*Subject to pro-ration based on the number of months worked for Olin.

(1)

Amounts in these columns represent the potential annual cash incentives established in early 2014 under our SMICP. Actual amounts were determined and paid in early 2015 and are included under column (g) in the Summary Compensation Table. We discuss the SMICP and our annual incentive program under the heading “COMPENSATION DISCUSSION AND ANALYSIS—What We Pay and Why: Elements of Compensation”.

(2)

Numbers in these columns represent awards of performance shares under our Performance Share Program described below. The amounts in column (f) reflect the minimum performance shares awarded (25% of the target amounts in column (g)). The amounts in column (h) represent 150% of the target amounts, the maximum payout of the performance shares.

(3)	For Messrs. Robert and Kenneth Steel, subject to pro-ration based on the number of months worked for Olin.

(4)

Numbers in these columns for all NEOs represent non-qualified stock options granted under our long-term incentive plans, vesting in three equal annual installments, beginning on the first anniversary of the grant date. The market closing price on the grant date was $25.49, while the options were granted with an option exercise price equal to the average of the high and low sale prices of our common stock on the grant date ($25.57). Option awards are determined on the first regularly-scheduled committee meeting date in a calendar year (in 2014, January 24, 2014). In recent years, committee meetings have been held before (or shortly after) the time we issued our year-end earnings press release, and so the option awards became effective on a later date (February 10 for 2014 grants), approximately 10 days after our earnings release. The effective date of the option grants has always occurred on or after the meeting date, and we have never engaged in “back dating” practices. In addition, Messrs. Fischer and Slater received one-time stock option awards on May 5, 2014, in connection with their promotions. The option exercise price of $27.65 represents the average of the high and low sale prices of our common stock on the grant date, and the market closing price on that date was $27.88.

(5)

Amounts in this column (i) assume payment of performance shares at the maximum level and (ii) value options using the Black-Scholes value calculated for financial statement reporting purposes in accordance with ASC Topic 718. Please see the note entitled “Stock-Based Compensation” in the notes to our audited financial statements included in our 2014 annual report on Form 10-K for a discussion of the assumptions underlying these calculations.

Stock Options

Annually, we grant options to purchase shares of our common stock to a group of key employees, including our executive officers. We describe our stock option program in more detail under the heading “COMPENSATION DISCUSSION AND ANALYSIS—Long-Term Incentive (Equity) Compensation,” and “—Stock Options.” All options granted in 2014 were non-qualified options vesting in three equal annual installments beginning on the first anniversary of the grant date. The options generally may be exercised until 10 years after the grant date (but the exercise period may end earlier based on the termination of the participant’s employment).

The committee grants options with an exercise price equal to the average of the high and low prices on the grant effective date. All of our equity plans specifically prohibit repricing, and, except for certain anti-dilution adjustments, other adjustments to the exercise price. We discuss the timing of our option grants under the heading “COMPENSATION DISCUSSION AND ANALYSIS—Long-Term Incentive (Equity) Compensation—Stock Options”. Our plans and our policies do not permit any “back dating” of options.

Performance Shares

Each NEO and certain other key employees received a target number of performance shares in early 2014, which vest at the end of 2016. The total number of performance shares that vest may vary between 25% and 150% of the target number, based on our average annual return on capital for the three years ending December 31, 2016, in relation to the average annual return on capital among the Performance Share Comparison Group for that period. The chart included in the discussion of performance share awards sets forth this relationship in more detail. Vested performance shares are paid approximately half in cash and half in stock. No dividends or dividend equivalents are paid on unvested performance shares.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (5) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (6) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6) (j)
Joseph D. Rupp	—	—		—	—	—	—	—	65,000	$1,480,050
	—	—		—	—	—	—	—	75,000	$1,707,750
	—	180,000	(1)	—	$25.57	02/09/24	—	—	—	—
	61,334	122,666	(2)	—	$23.28	02/10/23	—	—	—	—
	99,000	49,500	(3)	—	$21.92	02/09/22	—	—	—	—
	169,000	—		—	$18.78	02/11/21	—	—	—	—
	266,250	—		—	$15.68	02/04/20	—	—	—	—
	268,750	—		—	$14.28	02/05/19	—	—	—	—
	170,250	—		—	$20.29	02/06/18	—	—	—	—
	179,250	—		—	$16.52	02/12/17	—	—	—	—
	157,000	—		—	$20.68	02/08/16	—	—	—	—

Todd A. Slater	—	—		—	—	—	—	—	3,000	$68,310
	—	—		—	—	—	—	—	4,000	$91,080
	—	—		—	—	—	4,000	$91,080	—	—
		16,000	(4)	—	$27.65	05/04/24	—	—	—	—
		9,000	(1)	—	$25.57	02/09/24	—	—	—	—
	3,334	6,666	(2)	—	$23.28	02/10/23	—	—	—	—
	5,500	2,750	(3)	—	$21.92	02/09/22	—	—	—	—
	13,000	—		—	$18.78	02/11/21	—	—	—	—
	16,250	—		—	$15.68	02/04/20	—	—	—	—
	16,250	—		—	$14.28	02/05/19	—	—	—	—
	10,500	—		—	$20.29	02/06/18	—	—	—	—
	13,500	—		—	$16.52	02/12/17	—	—	—	—
	14,000	—		—	$20.68	02/08/16	—	—	—	—

John E. Fischer	—	—		—	—	—	—	—	17,000	$387,090
	—	—		—	—	—	—	—	20,000	$455,400
	—	—		—	—	—	2,800	$63,756	—	—
		11,700	(4)	—	$27.65	05/04/24	—	—	—	—
		48,000	(1)	—	$25.57	02/09/24	—	—	—	—
	16,334	32,666	(2)	—	$23.28	02/10/23	—	—	—	—
	27,000	13,500	(3)	—	$21.92	02/09/22	—	—	—	—
	54,000			—	$18.78	02/11/21	—	—	—	—
	45,833	—		—	$15.68	02/04/20	—	—	—	—
	17,667	—		—	$14.28	02/05/19	—	—	—	—
	35,250	—		—	$20.29	02/06/18	—	—	—	—
	42,000	—		—	$20.68	02/08/16

John L. McIntosh	—	—		—	—	—	—	—	17,000	$387,090
	—	—		—	—	—	—	—	19,000	$432,630
	—	47,000	(1)	—	$25.57	02/09/24	—	—	—	—
	15,667	31,333	(2)	—	$23.28	02/10/23	—	—	—	—
	24,500	12,250	(3)	—	$21.92	02/09/22	—	—	—	—
	42,000	—		—	$18.78	02/11/21	—	—	—	—
	43,750	—		—	$15.68	02/04/20	—	—	—	—
	8,750	—		—	$14.28	02/05/19	—	—	—	—
	24,000	—		—	$20.29	02/06/18	—	—	—	—
	1,250	—		—	$16.52	02/12/17	—	—	—	—
	30,000	—		—	$20.68	02/08/16	—	—	—	—

George H. Pain	—	—		—	—	—	—	—	12,000	$273,240
	—	—		—	—	—	—	—	14,000	$318,780
	—	32,000	(1)	—	$25.57	02/09/24	—	—	—	—
	11,334	22,666	(2)	—	$23.28	02/10/23	—	—	—	—
	18,500	9,250	(3)	—	$21.92	02/09/22	—	—	—	—
	41,000	—		—	$18.78	02/11/21	—	—	—	—
	33,000	—		—	$20.29	02/06/18	—	—	—	—
	12,667	—		—	$20.68	02/08/16	—	—	—	—

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (5) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (6) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (6) (j)
Frank W. Chirumbole	—	—	—	—	—	—	—	8,000	$182,160
	—	—	—	—	—	—	—	10,000	$227,700
	—	23,000(1)	—	$25.57	02/09/24	—	—	—	—
	8,000	16,000(2)	—	$23.28	02/10/23	—	—	—	—
	9,500	4,750(3)	—	$21.92	02/09/22	—	—	—	—
	14,000	—	—	$18.78	02/11/21	—	—	—	—
	12,500	—	—	$15.68	02/04/20	—	—	—	—
	12,500	—	—	$14.28	02/05/19	—	—	—	—
	7,500	—	—	$20.29	02/06/18	—	—	—	—
	10,250	—	—	$16.52	02/12/17	—	—	—	—
	11,775	—	—	$20.68	02/08/16	—	—	—	—
	9,200	—	—	$23.78	02/09/15	—	—	—	—

Robert F. Steel	—	—	—	—	—	—	—	5,000	$113,850
	—	—	—	—	—	—	—	5,000	$113,850
	4,000	—	—	$23.28	08/22/15	—	—	—	—

Kenneth A. Steel, Jr.	—	—	—	—	—	—	—	—	—

(1)	The options vest in three annual equal installments beginning February 10, 2015.
(2)	The options vest in three annual equal installments beginning February 11, 2014, so the first installment has vested.
(3)	The options vest in three annual equal installments beginning February 10, 2013, so two installments have vested.
(4)	The options vest in three annual equal installments beginning May 5, 2015.
(5)	Represents the number of shares of unvested restricted stock, and the entire value of such awards based on the December 31, 2014 closing price of our common stock of $22.77.
(6)

Represents the number of unvested performance shares and the value of such performance shares based on the December 31, 2014 closing price of our common stock of $22.77. Vested shares will be paid approximately half in cash and half in stock.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c) (1)	Number of Shares Acquired on Vesting (#) (d) (2)	Value Realized on Vesting ($) (e) (3)
Joseph D. Rupp	178,950	$683,884	35,000	$953,050
Todd A. Slater	10,225	$ 14,929	2,000	$ 54,460
John E. Fischer	26,575	$ 40,128	10,000	$272,300
John L. McIntosh	23,000	$ 54,050	7,500	$204,225
George H. Pain	—	—	7,500	$204,225
Frank W. Chirumbole	—	—	2,500	$ 68,075
Robert F. Steel	—	—	27,450	$770,649
Kenneth A. Steel, Jr.	—	—	27,450	$770,649

(1)

The amounts in column (c) above represent the difference between the closing market price of the underlying shares on the exercise date and the option exercise price, multiplied by the number of shares subject to the option exercise. Messrs. Rupp, Slater and Fischer retained 178,950, 10,225 and 26,575, respectively, of the shares issued on exercise, so their actual cash value realized was less than the amount shown above.

(2)

For all NEOs other than Messrs. R. Steel and K. Steel, the shares listed in column (d) above represent performance shares paid in the summer of 2014 (vested based on our performance for the three years ended December 31, 2013) under a performance share award made in early 2011. For Messrs. R. Steel and K. Steel, represents shares of performance-based restricted stock paid in connection with termination of their employment (net shares delivered after 7,755 shares withheld for taxes were 19,695).

(3)

Performance shares are paid approximately half in cash and half in stock. The cash portion of the performance shares payment was based on the fair market value of the shares as of December 31, 2014 ($23.04), and dollar amounts listed in column (e) above for the stock portion of the payment of performance shares are based on the average of the high and low sales prices for our common stock as of August 27, 2014, the date the shares were issued ($27.23). Of the total performance shares included in column (d) above, 25% vested automatically (25% of the target performance share award). The remaining performance shares vested based on our average annual return on capital for the three-year period ended December 31, 2014, compared to that of the Performance Share Comparison Group. We describe our performance share program in more detail in our “COMPENSATION DISCUSSION AND ANALYSIS—What We Pay and Why: Elements of Compensation” and in the text following the table entitled “Grants of Plan-Based Awards.”

Pension Benefits

The following table shows the present value of the benefits under each of the pension plans as of December 31, 2014 for each NEO (other than Messrs. R. Steel and K. Steel, whose employment terminated before that date and were not eligible to participate in these plans). The present values are calculated using:

•

the executive’s average compensation (salary and annual incentive, and specific inclusions and exclusions that vary by plan) for the three highest years out of the last 10 years of employment through December 31, 2007,

•	years of creditable service under each of the plans as of December 31, 2007,

•

age 62, the first age at which unreduced pension benefits are payable under each of the pension plans, for Messrs. Slater, Fischer, McIntosh and Chirumbole, and for Messrs. Rupp and Pain, who were eligible for unreduced pension benefits on December 31, 2014, and

•

the assumptions we used for financial reporting as of December 31, 2014, including a 3.9% discount rate for the Qualified Plan and a 3.4% discount rate for the Supplemental and Senior Plans and the RP2014 Blue Collar Mortality Tables for Annuitants and Employees, with the Social Security Administration – 2014 Intermediate Cost Projections Mortality Improvement Scale.

Please see the note entitled “Pension Plans—Pension Plan Assumptions” in the notes to our audited financial statements included in our 2014 annual report on Form 10-K for a discussion of these assumptions.

Name (a)	Plan Name (b) (1)	Number of Years Credited Service (#) (c) (2)	Present Value of Accumulated Benefit ($) (d) (3)	Payments During Last Fiscal Year ($) (e)
Joseph D. Rupp	Qualified Plan	35.00	$1,464,161	—
	Supplemental Plan	35.00	$9,369,641	—
	Senior Plan	21.50

Todd A. Slater	Qualified Plan	5.00	$140,517	—
	Supplemental Plan	5.00	$61,431	—
	Senior Plan	2.58	$13,538	—

John E. Fischer	Qualified Plan	23.58	$903,939	—
	Supplemental Plan	23.58	$1,621,267	—
	Senior Plan	3.08	$292,952	—

John L. McIntosh	Qualified Plan	30.58	$1,239,102	—
	Supplemental Plan	30.58	$2,288,642	—
	Senior Plan	8.92	$281,886	—

George H. Pain	Qualified Plan	21.75	$858,758	—
	Supplemental Plan	21.75	$1,457,415	—
	Senior Plan	5.75	$585,108	—

Frank W. Chirumbole	Qualified Plan	6.5	$225,810	—
	Supplemental Plan	6.5	$145,788	—
	Senior Plan	N/A	N/A	N/A

(1)

The Qualified Plan is the Olin Corporation Employees’ Pension Plan, the Supplemental Plan is the Olin Supplementary and Deferral Benefit Pension Plan, and the Senior Plan is the Olin Senior Executive Pension Plan, each of which is described below.

(2)

Benefit accruals were frozen under all of these plans effective December 31, 2007. Employment after that date continues to count toward meeting service and age requirements for vesting and early retirement. Participation in the Senior Plan began when the executive became a Section 16(b) reporting officer and was selected by the committee (prior to the accrual freeze in 2007). Participation in the Qualified Plan generally began when the executive was hired. Participation in the Supplemental Plan generally began when the executive’s compensation first exceeded the limit imposed by the Code on compensation that was includible when determining benefits under qualified plans. All of the participating NEOs have met the requirements for vesting. Messrs. Rupp and Pain have met the requirements for full retirement and Messrs. Fischer, McIntosh and Chirumbole have met the requirements for early retirement.

(3)

Amounts in this column assume that benefits are paid in the form of an annuity during the executive’s lifetime. As discussed in more detail below, a participant may elect instead to receive benefits over the life of the executive and his or her spouse.

The executive may elect payment of benefits under any of the available payment forms under these plans, including payments for the executive’s life (which we sometimes refer to as a “single life annuity”) or payments continuing after the executive’s death for the life of his or her spouse (which we refer to as a “joint and survivorship benefit”). Under the Qualified Plan and the Supplemental Plan, benefit payments are reduced from the single life annuity based on actuarial calculations if the executive elects a different payment form. The Senior Plan generally provides a 50% joint and survivorship benefit without any actuarial reduction, and also provides the executive with an additional amount equal to the amount of the actuarial reduction of benefits payable from the Qualified Plan and the Supplemental Plan for a 50% joint and survivorship benefit election.

The following chart shows the present value of accrued benefits for each of the NEOs who participate in these plans, assuming (i) the executive elected the 50% joint and survivorship benefit and (ii) for Messrs. Slater, Fischer, McIntosh and Chirumbole, that they retired at age 62 (the first age at which unreduced pension benefits are payable under the plans) and for Messrs. Rupp and Pain, that they retired on December 31, 2014 as they are currently eligible for unreduced benefits.

Name	Qualified Plan	Supplemental Plan	Senior Plan
Joseph D. Rupp	$1,520,316	$9,783,923	$1,030,681

Todd A. Slater	$ 144,497	$ 63,442	$ 29,702

John E. Fischer	$ 933,074	$1,680,284	$ 489,778

John L. McIntosh	$1,288,979	$2,393,864	$ 591,203

George H. Pain	$ 887,583	$1,512,281	$ 815,710

Frank W. Chirumbole	$ 234,880	$ 152,505	N/A

Freeze of Qualified Plan, Supplemental Plan and Senior Plan

As noted above, benefits accrued by salaried participants in the Qualified Plan, Supplemental Plan and Senior Plan were “frozen” effective December 31, 2007. Participants accrued benefits until December 31, 2007 based on applicable years of service and eligible compensation through that date. Service after December 31, 2007 will count toward meeting the eligibility requirements for commencing a pension benefit (including vesting and early retirement) under these plans, but not toward the calculation of the pension benefit amount. Compensation earned after 2007 will similarly not count toward the determination of the pension benefit amounts under these plans.

Qualified Plan

As part of our benefits program and to contribute to employees’ financial security in retirement, we offered defined benefit retirement benefits to salaried employees hired before January 1, 2005 through our Qualified Plan. Benefits under the Qualified Plan are calculated based on the average cash compensation (salary and annual incentive) for the highest three years out of the last 10 years the individual is employed by Olin, through December 31, 2007. The law requires that in determining eligible compensation, the Qualified Plan ignore compensation in excess of a legally-imposed cap (which for 2007, the last year of benefit accruals, was $225,000). An employee’s benefit is generally 1.5% of his or her average compensation during the relevant period multiplied by the number of years of service, less a percentage of his or her primary Social Security benefit based on years of service (not to exceed 50% of such Social Security benefit). Participants who are at least age 55 with at least 10 years of service when they leave Olin may elect to receive a benefit immediately that is reduced by 4% for each year the participant is younger than age 62 at the time benefit payments begin. Participants who leave Olin before age 55 (with 10 or more years of service) may elect to receive an actuarially reduced benefit with payments beginning at age 55 or later. Participants who leave Olin before age 65 with at least five years of service (but less than 10 years of service) receive a vested retirement benefit beginning the month after their 65th birthday. Benefits from the Qualified Plan generally are paid as an annuity with the form of payment (e.g. joint and survivorship benefit, guaranteed period, etc.) selected by the participant, subject to any applicable actuarial reductions.

In lieu of benefits that had been provided under the Qualified Plan, at the time participation was frozen, the CEOP was amended to add a Defined Contribution Retirement Account to help ensure that our benefits program would remain competitive. Depending on the participant’s age, we contribute 5% or 7.5% of eligible compensation to that Defined Contribution Retirement Account.

Supplemental Plan

The Supplemental Plan is an unfunded, nonqualified deferred compensation plan for management employees at specified compensation levels. The Code imposes limits on pension benefits payable from the Qualified Plan. Our Supplemental Plan restores these benefits to affected employees and provides benefits on certain compensation that has been excluded from eligible compensation under the Qualified Plan. The formula used to calculate pension benefits under the Supplemental Plan is the same as under the Qualified Plan, without the Code limitations on benefits and eligible compensation, reduced for the amount payable under the Qualified Plan. Early retirement benefits are payable at the later of termination or age 55 if a participant has at least 10 years of service. Such early retirement benefits use the same reduction factors as the Qualified Plan.

Senior Plan

The Senior Plan is an unfunded, nonqualified deferred compensation plan for select management employees. An employee who was a Section 16(b) reporting officer, and was selected by the committee prior to the date of the freeze, participates in the Senior Plan. Under the Senior Plan, pension benefits are based on average eligible compensation for the three highest years out of the last 10 years that he or she is employed by Olin through December 31, 2007. Compensation is not subject to the Code and other limitations that apply under the Qualified Plan. Benefits generally equal 3% of the executive’s average compensation multiplied by the number of years of participation in the Senior Plan, plus 1.5% of the executive’s average compensation for years of service in the Qualified Plan and Supplemental Plan less years of service in the Senior Plan, reduced by the pension benefits accrued under the Qualified Plan and the Supplemental Plan. Benefits are further reduced by 50% of the employee’s primary Social Security benefit.

Early retirement benefits are payable on an immediate basis to a participant whose employment terminates at age 55 or later, regardless of years of service, but are reduced by 4% per year for each year they begin before age 62. The maximum benefit payable from the Senior Plan is 50% of the employee’s average compensation reduced by amounts payable from the Qualified and Supplemental Plans, 50% of the employee’s primary Social Security benefit, and certain other adjustments set forth in the plan documents, if applicable. The Senior Plan provides a joint and survivorship benefit to an executive’s surviving spouse generally equal to 50% of the executive’s benefits from the Senior Plan. In addition, the Senior Plan pension benefits are increased by the amount of the actuarial reduction to benefits under the Qualified and Supplemental Plans if the executive elects the 50% joint and survivorship option under those plans.

The executive may elect any of the forms of payment available under the Senior Plan and Supplemental Plan, including a lump sum payment or the annuity form of payment.

If a participant in the Senior Plan and Supplemental Plan is a specified employee as defined in Code Section 409A, benefits payable upon termination of employment may not be paid in the first six months after retirement, but the first six months of benefits will be paid in a lump sum as soon as practicable thereafter.

Health Insurance and Death Benefits

In general, salaried employees who retire at age 55 or later with at least 10 years of service may elect to continue to be covered under our health plan until age 65 by paying at least the same premium as active salaried employees. When the average per capita cost for our health plan exceeds $10,000, as it did in 2007 and 2014, the retiree also must pay the amount by which our average per capita cost for the health plan exceeds $10,000. On the first day of the month in which they become 65, salaried retirees who retired after age 55 with 10 or more years of service are eligible for a Medicare supplemental health care plan. We contribute $20 per covered person per month toward the cost of that plan, but make no contributions if a retiree chooses to participate in another plan. Olin made the decision to discontinue providing retiree health insurance benefits for salaried employees hired after November 23, 2009.

In general, salaried employees who retire from Olin under the Qualified Plan at age 55 or later with at least 10 years of service are eligible for a $5,000 death benefit from the Qualified Plan. In addition, full-time employees with job responsibilities at a specified level (based on Hay Points) may retain a percentage of their life insurance coverage when they retire, based on age at retirement, with Olin paying the premiums.

Nonqualified Deferred Compensation

The following table sets forth information with respect to our Supplemental CEOP for each of our NEOs for 2014 (other than Messrs. R. Steel and K. Steel who were not eligible to participate):

Name (a)	Executive Contributions in Last FY ($) (b) (1)	Registrant Contributions in Last FY ($) (c) (2)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Joseph D. Rupp	$46,900	$142,350	$(506,189)	$0	$2,262,845
Todd A. Slater	$ 7,701	$ 15,790	$(12,999)	$0	$71,122
John E. Fischer	$16,894	$ 50,180	$(16,231)	$0	$448,303
John L. McIntosh	$12,420	$ 45,136	$(107,236)	$0	$493,460
George H. Pain	$12,670	$ 36,573	$(127,593)	$0	$651,191
Frank W. Chirumbole	$ 5,280	$ 22,995	$(6,612)	$0	$141,097

(1)	Amounts in this column are included in the executives’ salaries listed in column (c) of the Summary Compensation Table.

(2)

Amounts in this column are included in the amounts listed in column (i) of the Summary Compensation Table and represent company matching contributions and company contributions to the participants’ Supplemental CEOP Defined Contribution Retirement Accounts.

In addition to our CEOP, discussed under the heading “COMPENSATION DISCUSSION AND ANALYSIS—What We Pay and Why: Elements of Compensation—Retirement Benefits,” our Supplemental CEOP provides deferral and company matching opportunities to employees eligible to participate in the CEOP whose contributions to the CEOP are limited under the Code because their base pay exceeds the Code’s compensation limit ($260,000 for 2014). These employees can make pre-tax contributions to the Supplemental CEOP after their eligible compensation reaches the Code limit. For these purposes, eligible compensation generally includes base compensation but excludes incentive compensation. Employees who contribute to the Supplemental CEOP receive matching contribution credits from Olin at the same level Olin matches CEOP contributions. In addition, in connection with the pension plan freeze, Olin provides the same retirement contribution credits to the Supplemental CEOP as under the CEOP (5% or 7.5%, depending on the employee’s age) on the amount of the excess eligible compensation. For these purposes, eligible compensation generally includes base compensation and short-term incentive compensation but excludes long-term incentive compensation.

Employees elect to have their contributions to the Supplemental CEOP invested in phantom shares of Olin common stock or phantom units in an interest bearing fund. Dividends are credited to the phantom stock account based on the dividend rate paid on shares of our common stock. Interest is credited to the phantom interest bearing fund at a rate determined quarterly equal to (i) the Federal Reserve A1/P1 Composite rate for 90-day commercial paper at the end of the last quarter plus 10 basis points, or (ii) such other rate as our board or committee (or any delegate thereof) selects in advance from time to time.

Distributions are paid in cash, in a lump sum or in annual installments for up to 15 years after retirement, at the employee’s election. Our phantom shares of common stock are valued at the average daily closing prices of our common stock on the NYSE for the month before the distribution. Distributions from the interest bearing fund equal the dollar value of the participant’s account (principal and interest). If a participant in the Supplemental CEOP is a specified employee as defined in Code Section 409A, benefit payments payable upon termination of employment may not be paid in the first six months after retirement.

Potential Payments Upon Termination or Change in Control

Agreements with our NEOs provide compensation in the event of a termination of employment or a change in control of Olin. The following tables show estimated compensation payable to each NEO who was employed on December 31, 2014, upon various triggering events (assuming the event occurred on December 31, 2014). Actual amounts can only be determined upon the triggering event.

Joseph D. Rupp (1)	Quit / Early Retirement (2)	Normal Retirement	Termination by Olin Without Cause (3)	Termination by Olin for Cause (4)	Change in Control (5)
Compensation:
Severance (6)	$—	$—	$2,048,400	N/A	$690,283
Equity Awards (7)	$7,667,775	$7,667,775	$7,667,775	N/A	$7,259,622
Acceleration of Unvested Equity Awards (8)	N/A	N/A	N/A	N/A	$3,198,213
Benefits and Perquisites: (9)
Senior Plan (10)	$1,107,489	$1,107,489	$1,107,489	$—	$1,305,292
Supplemental Plan (10)	$10,513,034	$10,513,034	$10,513,034	$10,513,034	$12,390,719
Qualified Plan	$1,520,316	$1,520,316	$1,520,316	$1,520,316	$1,520,316
Supplemental CEOP	$2,262,845	$2,262,845	$2,416,475	$2,262,845	$2,314,616
Life Insurance Premiums	$—	$—	$53,492	$—	$18,026
Outplacement Services	$—	$—	$25,000	$—	$25,000
TOTAL	$23,071,459	$23,071,459	$25,351,981	$14,296,195	$28,722,087

Todd A. Slater (1)	Quit / Early Retirement (2)	Normal Retirement	Termination by Olin Without Cause (3)	Termination by Olin for Cause (4)	Change in Control (5)
Compensation:
Severance (6)	$—	N/A	$364,672	N/A	$1,274,862
Equity Awards (7)	$682,861	N/A	$682,861	N/A	$472,181
Acceleration of Unvested Equity Awards (8)	N/A	N/A	N/A	N/A	$252,807
Benefits and Perquisites: (9)
Senior Plan (10)	$30,865	N/A	$30,865	$—	$40,157
Supplemental Plan (10)	$60,355	N/A	$60,355	$60,355	$78,526
Qualified Plan	$119,602	N/A	$119,602	$119,602	$119,602
Supplemental CEOP	$71,122	N/A	$71,122	$71,122	$167,873
Life Insurance Premiums	$—	N/A	$8,614	$—	$17,228
Outplacement Services	$—	N/A	$25,000	$—	$25,000
TOTAL	$964,805	N/A	$1,363,091	$251,079	$2,448,236

John E. Fischer (1)	Quit / Early Retirement (2)	Normal Retirement	Termination by Olin Without Cause (3)	Termination by Olin for Cause (4)	Change in Control (5)
Compensation:
Severance (6)	$—	N/A	$933,000	N/A	$2,799,000
Equity Awards (7)	$1,106,782	N/A	$1,106,782	N/A	$1,013,766
Acceleration of Unvested Equity Awards (8)	N/A	N/A	N/A	N/A	$917,721
Benefits and Perquisites: (9)
Senior Plan (10)	$505,449	N/A	$505,449	$—	$606,320
Supplemental Plan (10)	$1,848,870	N/A	$1,848,870	$1,848,870	$2,217,844
Qualified Plan	$971,189	N/A	$971,189	$971,189	$971,189
Supplemental CEOP	$448,303	N/A	$518,278	$448,303	$658,228
Life Insurance Premiums	$—	N/A	$20,616	$—	$61,848
Outplacement Services	$—	N/A	$25,000	$—	$25,000
TOTAL	$4,880,593	N/A	$5,929,184	$3,268,362	$9,270,916

John L. McIntosh (1)	Quit / Early Retirement (2)	Normal Retirement	Termination by Olin Without Cause (3)	Termination by Olin for Cause (4)	Change in Control (5)
Compensation:
Severance (6)	$—	N/A	$809,004	N/A	$1,667,030
Equity Awards (7)	$864,281	N/A	$864,281	N/A	$816,805
Acceleration of Unvested Equity Awards (8)	N/A	N/A	N/A	N/A	$830,133
Benefits and Perquisites: (9)
Senior Plan (10)	$889,176	N/A	$889,176	$—	$1,045,705
Supplemental Plan (10)	$2,605,666	N/A	$2,605,666	$2,605,666	$3,064,363
Qualified Plan	$1,322,337	N/A	$1,322,337	$1,322,337	$1,322,337
Supplemental CEOP	$493,460	N/A	$554,135	$493,460	$675,486
Life Insurance Premiums	$—	N/A	$18,494	$—	$55,482
Outplacement Services	$—	N/A	$25,000	$—	$25,000
TOTAL	$6,174,920	N/A	$7,088,093	$4,421,463	$9,502,341

George H. Pain (1)	Quit / Early Retirement (2)	Normal Retirement	Termination by Olin Without Cause (3)	Termination by Olin for Cause (4)	Change in Control (5)
Compensation:
Severance (6)	$—	$—	$729,164	N/A	$643,262
Equity Awards (7)	$386,339	$386,339	$386,339	N/A	$373,018
Acceleration of Unvested Equity Awards (8)	N/A	N/A	N/A	N/A	$599,882
Benefits and Perquisites: (9)
Senior Plan (10)	$875,350	$875,350	$875,350	$—	$1,034,183
Supplemental Plan (10)	$1,622,849	$1,622,849	$1,622,849	$1,622,849	$1,917,318
Qualified Plan	$887,583	$887,583	$887,583	$887,583	$887,583
Supplemental CEOP	$651,191	$651,191	$705,878	$651,191	$699,436
Life Insurance Premiums	$—	$—	$21,321	$—	$18,809
Outplacement Services	$—	$—	$25,000	$—	$25,000
TOTAL	$4,423,312	$4,423,312	$5,253,484	$3,161,623	$6,198,491

Frank W. Chirumbole (1)	Quit / Early Retirement (2)	Normal Retirement	Termination by Olin Without Cause (3)	Termination by Olin for Cause (4)	Change in Control (5)
Compensation:
Severance (6)	$—	N/A	$212,481	N/A	$1,107,293
Equity Awards (7)	$394,422	N/A	$394,422	N/A	$411,499
Acceleration of Unvested Equity Awards (8)	N/A	N/A	N/A	N/A	$413,897
Benefits and Perquisites: (9)
Senior Plan (10)	$—	N/A	$—	$—	$—
Supplemental Plan (10)	$172,061	N/A	$172,061	$172,061	$188,986
Qualified Plan	$251,580	N/A	$251,580	$251,580	$251,580
Supplemental CEOP	$141,097	N/A	$141,097	$141,097	$224,144
Life Insurance Premiums	$—	N/A	$11,146	$—	$22,292
Outplacement Services	$—	N/A	$25,000	$—	$25,000
TOTAL	$959,160	N/A	$1,207,787	$564,738	$2,644,691

1.

Amounts in the tables assume an annual base salary at the level in effect on December 31, 2014. Messrs. R. and K. Steel, whose employment terminated before the end of 2014, are not included in the table.

2.

Messrs. Rupp and Pain are eligible for normal retirement (age 62), so amounts in both the “Quit/Early Retirement” and in the “Normal Retirement” columns represent amounts they would receive upon full retirement. Messrs. Fischer, McIntosh and Chirumbole are not yet eligible for normal retirement, but are eligible for early retirement, and amounts in the “Quit/Early Retirement” column reflect amounts they would receive upon early retirement. Mr. Slater has met the vesting requirements, but is not yet eligible for early retirement, so the amounts reported for him under the “Benefits and Perquisites” section represent the present value of the benefits, assuming the benefits begin at age 65.

3.

For each executive with an Executive Agreement, upon termination without cause the executive is eligible to receive a contribution to the Supplemental CEOP Defined Contribution Retirement Account based on the amount of severance received. An executive whose employment terminates in connection with the sale of a business unit generally receives the benefits in this column, except that the executive’s stock options may be exercised for two years beyond the date of termination (rather than one year), unless the employee is eligible for retirement in which case the executive’s stock options would be exercisable through the term of the option.

4.

Olin may terminate an executive for “cause” if the executive (i) willfully fails to perform his or her duties; (ii) engages in gross misconduct that significantly injures Olin financially; (iii) commits a felony or fraud in the course of his or her employment, or (iv) willfully breaches Olin’s Code of Conduct.

5.

Amounts for Messrs. McIntosh and Slater represent the amount they would receive on the “best net after-tax” payment approach contemplated by their change in control agreements, that reduces payments and benefits to the executive if the reduction would result in the executive receiving higher payments and benefits on a net after-tax basis. Without the forfeiture, the amounts for Messrs. McIntosh and Slater would have increased by $759,982 and $15,154, respectively. Benefits listed for the Senior Plan and Supplemental Plan (collectively, the “defined benefit plans”) and the Supplemental CEOP would be payable immediately upon a change in control (as defined under these plans). Because the NEOs are specified employees as defined in Code Section 409A, however, benefits may not be paid in the first six months after retirement, but will be paid in a lump sum as soon as practicable thereafter. The benefits reported represent the present value of the benefits under the defined benefit plans on December 31, 2014 and the market value of the phantom investments in the Supplemental CEOP account, plus a contribution to the Defined Contribution Retirement Account based on the amount of severance received. Footnote 8 describes the treatment of equity awards upon a change in control.

6.

For all NEOs other than Messrs. Slater and Chirumbole, severance payments for a termination without cause equal base salary plus a percentage (calculated as the executive’s target bonus for the prior fiscal year divided by the executive’s salary in effect at termination) of base salary. Under our standard severance policy, Messrs. Slater and Chirumbole would have received severance upon termination without cause in the amounts set forth above, based on their years of service and base pay at the time of termination. Under the agreements, in the event of a change in control, (a) Messrs. Fischer and McIntosh would have received severance payments equal to three times the executive’s base salary plus the higher of his target incentive award under the SMICP or MICP or his average SMICP or MICP payment during the past three years, (b) Messrs. Rupp and Pain would have received a pro-rated portion of this payment, based on the remaining number of days until they attain age 65 divided by 1,095 days (three years), and (c) Messrs. Slater and Chirumbole would have received severance payments equal to two times the executive’s base salary plus the higher of his target incentive award under the SMICP or MICP or his average SMICP or MICP payment during the past three years. The change in control agreements and the executive severance agreements are described under the heading “Executive Severance and Executive Change in Control Agreements.”

7.

We have assumed payouts at the level of 25% of the target unvested performance shares and performance shares vested at December 31, 2014, but not yet paid. Under the performance share program, an executive whose employment terminates as the result of disability or retirement receives a pro rata share of unvested performance share awards (based on actual Olin performance for the full performance period and the number of months worked in the performance cycle) payable in cash at the time it would otherwise be payable. In the event of an executive’s death before performance shares have vested, his estate receives a pro rata share of his target award in cash. An executive whose employment terminates for cause or without our consent does not receive any unvested performance awards. All unvested performance shares vest on a change in control and are paid in cash. The committee determines the amount, if any, of unvested performance awards to be paid and the form of payment (cash or stock or a combination) for an executive whose employment terminates for any other reason. Upon the executive’s death, all unvested options vest automatically and his or her estate or heirs could exercise those options within the term of the option.

8.

Amounts in this line represent a cash payout of all restricted stock, stock options and performance shares that were unvested at December 31, 2014. Under equity plans and severance agreements (a) all performance share awards would have vested and been paid upon a change in control (as defined for these awards), and (b) all restricted stock awards and options would have remained outstanding, and would accelerate and vest upon a change in control only if the acquirer does not assume or replace those equity awards or there is a termination of employment without cause or a constructive termination within three years after the change in control. Constructive termination occurs when the executive terminates his or her employment (after appropriate notice and an opportunity to cure) because (i) Olin requires the executive to relocate by more than fifty miles; (ii) Olin reduces or fails to increase the executive’s base salary on a basis consistent with the salary system for executive officers in place before the change in control; (iii) Olin fails to maintain executive’s incentive compensation plans or health, welfare and retirement plans on substantially the same basis as in effect prior to the change in control; or (iv) the executive is assigned duties inconsistent with the executive’s position prior to the change in control, or Olin takes actions that result in a diminution of the executive’s responsibilities or a substantial reduction in resources to carry out his duties.

9.

Unused vacation for the current year is paid to all salaried employees and is therefore not included in this table. Medical benefits are provided to all salaried employees hired prior to November 23, 2009, who are eligible for early retirement. Messrs. Rupp and Pain are eligible for full retirement and Messrs. Fischer, McIntosh and Chirumbole are currently eligible for early retirement, so no amount is reported for medical benefits. Under our standard severance policy, Mr. Slater would be eligible for healthcare coverage while receiving severance payments in the event of a termination without cause termination. In the event of a change in control, Mr. Slater would be eligible for healthcare coverage for 24 months at an estimated cost of $36,192.

10.

An executive may elect payment of benefits in any of the available payment forms under the defined benefit plans. Under the Qualified Plan and the Supplemental Plan, benefit payments are reduced on an actuarial basis, if the executive elects a form of payment other than a lifetime annuity. The Senior Plan provides a 50% joint and survivorship benefit without an actuarial reduction. In addition, pension benefits paid from the Senior Plan are increased by the amount of the actuarial reduction for a 50% joint and survivorship benefit under the Qualified Plan and the Supplemental Plan. The value of the 50% joint and survivorship benefit is reflected in the lump sum pension benefits in the table above with respect to the Senior Plan. The Qualified Plan and Supplemental Plan benefits above assume payment in the form of a joint and survivorship benefit. The executive may also elect to receive benefits from the Senior Plan and the Supplemental Plan in the form of a lump sum. Any payment payable upon termination of employment is paid six months after termination of employment to comply with Code limitations. The value of these benefits is determined using a discount rate that is equal to the rate for a zero coupon Treasury strip, with a maturity that approximates the executive’s life expectancy, determined approximately at the time the lump sum is due to be paid and the RP2014 Blue Collar Mortality Tables for Annuitants and Employees with the Social Security Administration – 2014 Intermediate Cost Projections Mortality Improvement Scale. Except with respect to a change in control, the benefits reported for the Senior Plan and Supplemental Plan are based on these assumptions and also include six months of payments in recognition of the deferral of the commencement of benefits required by Code Section 409A.

In the event of a change in control (as defined under the Senior Plan and the Supplemental Plan), each executive participating in the relevant plan receives a cash payment in an amount equal to the cost to purchase an annuity that pays benefits to the executive in an amount such that the annuity payments (together with the monthly payment to the executive from the Qualified Plan) provide the executive with the monthly after-tax benefit he or she would have received under the plans. The amounts in the table represent this lump sum cash payment.

The benefit amounts reported in each of the columns above assume a 50% joint and survivorship benefit and use the discount rate applicable for the situation described and the RP2014 Blue Collar Mortality Tables for Annuitants and Employees with the Social Security Administration – 2014 Intermediate Cost Projections Mortality Improvement Scale with 13 years of projected mortality improvements. If the participating executive instead elects annual payments for his or her lifetime, he or she would receive an annual amount from each of the defined benefit pension plans as follows:

Annual Payments Assuming Election for Life of Executive

	Quit / Early Retirement (2)	Normal Retirement	Termination by Olin Without Cause (3)	Termination by Olin for Cause (4)	Change in Control (5)
Joseph D. Rupp
Qualified Plan	$110,172	$110,172	$110,172	$110,172	$110,172
Supplemental Plan	$672,336	$672,336	$672,336	$672,336	$672,336
Senior Plan	$ 0	$ 0	$ 0	$ 0	$ 0

Todd A. Slater
Qualified Plan	$ 14,680	$ 14,680	$ 14,680	$ 14,680	$ 14,680
Supplemental Plan	$ 5,768	$ 5,768	$ 5,768	$ 5,768	$ 5,768
Senior Plan	$ 1,268	$ 1,268	$ 1,268	$ 0	$ 1,268

John E. Fischer
Qualified Plan	$ 62,718	$ 69,429	$ 62,718	$ 62,718	$ 62,718
Supplemental Plan	$105,093	$116,339	$105,093	$105,093	$105,093
Senior Plan	$ 17,454	$ 20,652	$ 17,454	$ 0	$ 17,454

John L. McIntosh
Qualified Plan	$ 86,132	$ 90,984	$ 86,132	$ 86,132	$ 86,132
Supplemental Plan	$150,161	$158,620	$150,161	$150,161	$150,161
Senior Plan	$ 33,169	$ 19,858	$ 33,169	$ 0	$ 33,169

George H. Pain
Qualified Plan	$ 63,600	$ 63,600	$ 63,600	$ 63,600	$ 63,600
Supplemental Plan	$102,852	$102,852	$102,852	$102,852	$102,852
Senior Plan	$ 41,292	$ 41,292	$ 41,292	$ 0	$ 41,292

Frank W. Chirumbole
Qualified Plan	$ 15,110	$ 19,046	$ 15,110	$ 15,110	$ 15,110
Supplemental Plan	$ 9,038	$ 11,388	$ 9,038	$ 9,038	$ 9,038
Senior Plan	$ 0	$ 0	$ 0	$ 0	$ 0

*

Messrs. Rupp and Pain are currently eligible for normal retirement (age 62) at this time, so the amounts in this column represent the amounts they would have received had they retired on December 31, 2014. Messrs. Slater, Fischer, McIntosh and Chirumbole are not eligible for normal retirement and neither Mr. K. Steel nor Mr. R. Steel were eligible to participate in Olin’s retirement plans.

Payments Upon Death or Disability

Upon the death of a former executive, unless the executive elects to receive the cash value of his or her life insurance at retirement, his or her estate receives life insurance benefits provided the former executive was at least age 55 when employment terminated. All eligible NEOs have attained the age of 55, except Mr. Slater. The amount of life insurance is based on the executive’s age and base salary at the time of termination of employment. Set forth below are the amounts of life insurance coverage for each of the NEOs as of December 31, 2014:

NEO	Life Insurance Amount
Joseph D. Rupp	$ 470,000
Todd A. Slater	N/A
John E. Fischer	$ 130,000
John L. McIntosh	$ 150,000
George H. Pain	$ 200,000
Frank W. Chirumbole	$ 40,000

An executive whose employment terminates in connection with a disability would receive disability benefits equal to 60% of base salary until the executive is no longer disabled, reaches age 65 (if the disability occurs after age 61, the maximum benefit duration will range from 6 to 48 months depending on the executive’s age), or elects to take early retirement benefits. At that time, the executive would receive the applicable retirement benefits described above. Messrs. Rupp, McIntosh, Pain and Chirumbole have elected to pay additional premiums to increase their disability coverage to 75% of base salary. Messrs. Slater and Fischer have elected the 60% level of coverage. Messrs. R. Steel and K. Steel received the 60% coverage level under the KA Steel long term disability plan until the date their employment terminated.

Executive Severance and Executive Change in Control Agreements

CIC Agreements.  Effective January 26, 2014, we entered into new executive change in control agreements with Messrs. Rupp, Slater, Fischer, McIntosh, Pain and Chirumbole and four other executive officers. We refer to all of these agreements as CIC agreements, and they are identical, except that the CIC agreements for Messrs. Slater and Chirumbole provide for payments upon a qualifying termination after a change in control at a lower level than the other CIC agreements.

All of the CIC agreements:

•

require a double trigger (change in control and termination or constructive termination) for early vesting of stock options and restricted stock awards, unless the acquirer fails to assume or replace those awards;

•

eliminate all gross-up for golden parachute excise taxes, substituting a “best net after-tax” payment approach that reduces payments and benefits to the executive if the reduction would result in the executive receiving higher payments and benefits on a net after-tax basis;

•	condition receipt of severance and other termination benefits on a release of claims by the executive; and

•	contain restrictive covenants.

In January 2014, we also amended the provisions of our equity plans to (i) require a double trigger for early vesting of all equity awards (other than awards the acquirer fails to assume or replace and performance shares), (ii) eliminate excise tax gross-ups, and (iii) conform the definition of change in control to the definition in the CIC agreements.

The current term of the CIC agreements is scheduled to expire on January 26, 2018, but the CIC agreements renew annually for an additional year unless we provide notice that the term will not be extended. The CIC agreements contain an extensive definition of “change in control,” but generally a change in control occurs if:

(1)

a person or entity acquires beneficial ownership (as defined in the Exchange Act) of 20% or more of our common stock unless (a) the acquiring party is Olin, our subsidiaries or our benefit plans, an underwriter holding the shares temporarily for an offering, or a group that includes the executive who is a party to the CIC agreement or an entity that such executive controls, (b) the percentage increase occurs solely because the total number of shares outstanding is reduced by Olin repurchasing its stock, or (c) the acquisition is directly from Olin;

(2)

a majority of our board members change (other than new members elected or nominated by at least 2/3 of the then-current board, unless such new member became a director pursuant to an actual or threatened proxy contest or similar dispute);

(3)

we (or any of our subsidiaries) sell all or substantially all assets, or merge or engage in a similar transaction, unless, immediately following such transaction, (a) our shareholders own a majority of the voting interest of Olin or its successor (in approximately the same ratios as before the transaction) and (b) neither of the events described in items (1) or (2) above has occurred for Olin or its successor; provided that a transaction that would otherwise constitute a change in control under this item (3) will not be considered a change in control if: (i) at least a majority of our board members immediately before the transaction remain as board members after the transaction, (ii) at least 75% of our executive officers immediately before the transaction remain as executive officers after the transaction, and our board members at the time of approval of the transaction determine in good faith that such executive officers are expected to remain as executive officers for a significant period after the transaction, and (iii) 2/3 of such board members determine that the transaction shall not be deemed to be a change in control; or

(4)	our shareholders approve a plan of complete liquidation or dissolution of Olin.

If, during the three years after a change in control (or in anticipation of a change in control) the executive’s employment is terminated without cause or for good reason, as defined in the CIC agreements, the executive will receive:

•

a cash severance payment of three times (for Messrs. Rupp, Fischer, McIntosh and Pain) or two times (for Messrs. Slater and Chirumbole), (i) the executive’s base salary plus (ii) the higher of the average annual SMICP payment received by the executive for the last three calendar years or the executive’s target SMICP bonus for the year of termination, with such payment pro rated based on the remaining number of days until age 65, in the case of any executive who has attained age 62 (age 63 for Messrs. Slater and Chirumbole);

•

36 months (24 months for Messrs. Slater and Chirumbole) of retirement plan contributions under our defined contribution plans, based on the executive’s severance payment, pro rated based on the remaining number of days until age 65, in the case of any executive who has attained age 62 (age 63 for Messrs. Slater and Chirumbole);

•	36 months (24 months for Messrs. Slater and Chirumbole) of coverage, pro rated for any executive who has attained age 62 (age 63 for Messrs. Slater and Chirumbole) under our medical, dental and life insurance plans, followed by coverage pursuant to COBRA (and, if eligibility requirements are met, participation in our post-retirement medical and dental plans until age 65 on the same basis as similarly situated employees of Olin);

•	if termination of employment occurs after the first calendar quarter of any year, the executive’s pro rated target SMICP or MICP bonus for the year of termination; and

•	12 months of outplacement services.

To receive these benefits the executive must execute a waiver and release of claims against Olin and its affiliates within a specified period after termination of employment. In addition, if employment is terminated without cause or for good reason during the three-year period after a change in control, the executive would be subject to restrictive covenants that prohibit (i) solicitation and hiring of our employees, (ii) disclosure of certain information relating to our customers, and (iii) disparaging us or our business, for one year after termination or until age 65, whichever is earlier. The executive regardless of the circumstances of termination, would also be prohibited from disclosing our trade secrets and other confidential information.

Performance shares vest automatically upon a change in control (as defined in the CIC agreements) with or without a termination of employment, and are paid at target levels, in accordance with the applicable plan and award documents. If the other equity awards (options and restricted stock awards) are not assumed by the acquirer or replaced with comparable benefits, these equity awards also vest upon the change in control, with or without termination of employment. The provisions of our equity plans with respect to vesting of equity awards upon a change in control mirror these provisions of the CIC agreements.

The CIC agreements include non-solicitation, confidentiality and non-disparagement provisions. The CIC agreements also provide that if any payments made to the executive would subject the executive to the excise tax under Section 4999 of the Code, payments under the CIC agreements will be the amount that produces the greatest after-tax benefit to the executive, taking into account any such excise tax.

Other Agreements.  We also have agreements with nine non-NEO executives which provide lower benefits (one year’s salary and bonus) upon a change in control. We have given notice that these agreements will not be renewed when they expire in January of 2016.

Executive Agreements.  In addition to the CIC agreements, Messrs. Rupp, Fischer, McIntosh and Pain and two other executives currently have executive severance agreements (executive agreements). These agreements extend until January 26, 2016, and by their terms renew annually for an additional year unless we provide notice that the term will not be extended.

Under these agreements if the executive’s employment is terminated (in a non-change in control event) by Olin without cause, the executive will receive, in lieu of severance benefits under any other Olin severance plans or programs:

(1)

cash installment payments (which we refer to as the executive severance amount) equal to (a) twelve months salary plus (b) a percentage (calculated as the executive’s target bonus for the prior year divided by the executive’s salary in effect at termination) of base salary;

(2)

12 months of retirement contributions to all Olin defined contribution plans based on the amount of the cash installment payments (the executive will be treated as if he or she had remained employed for service purposes for 12 months after the termination);

(3)	12 months of medical, dental and life insurance coverage for the executive and dependents; and

(4)	the same outplacement services and pro rated annual incentive compensation award provided under the CIC agreement.

The executive must sign a waiver and general release of claims and agree to one-year noncompetition and non-solicitation covenants to receive any severance payments and other benefits.

If, in connection with the sale or transfer of an Olin business or assets to a third party or to a joint venture, the executive becomes an employee of the buyer or joint venture, the executive agreement continues to apply to any termination from the new employment for 12 months. Payments by Olin are reduced for any cash severance or similar benefits from such buyer or joint venture.

Treatment of Equity Awards Under Plans

Retirement.    When an employee retires:

•	vested stock options may be exercised for the remaining option term;

•	vested but unpaid performance shares will be paid as specified in the performance share program; and

•	the retired employee receives a pro rata payout in cash of any unvested performance share award at such time it would otherwise be paid.

The committee has discretion to waive vesting periods for restricted stock and restricted stock units.

Change in Control.  As noted above, our various equity plans provide that options and restricted stock awards vest upon a change in control (as defined in the CIC agreements) only if there is also a termination of employment or constructive termination, and the acquiring company fails to assume these awards or substitute equivalent awards. Outstanding performance shares vest and are paid upon a change in control. The plans do not include excise tax gross-up provisions.

Pension Plans

Qualified Plan.    The Qualified Plan provides that if, within three years after a change in control (as defined in the Qualified Plan), any corporate action is taken or filing made in contemplation of events such as a plan termination or merger or other transfer of assets or liabilities of the plan, and such event later takes place, plan benefits automatically increase to absorb any surplus plan assets. Under the Qualified Plan, a change in control occurs if:

•	a person or entity acquires control of 20% or more of our common stock;

•	a majority of our board members change in a two-year period (other than new members nominated by at least 2/3 of the then-current board);

•

all or substantially all of our business is sold through a merger or other transaction unless Olin is the surviving corporation or our shareholders own a majority of the voting interest of the new company; or

•	our shareholders approve a sale of all or substantially all of our assets or the dissolution of Olin.

Supplemental Plan and Senior Plan.    In the event of a change in control (defined in a manner compliant with Code Section 409A), we will pay a cash amount sufficient to purchase an annuity that provides the monthly after tax benefit the employee would have received under the Supplemental Plan and the Senior Plan. Those payments would be based on benefits accrued as of the change in control. Benefits were frozen at the end of 2007, although continued employment counts toward years of service for vesting and early retirement eligibility.

Agreements with Robert Steel and Kenneth Steel

Effective May 28, 2014, we entered into an Equity Treatment and Non-Competition Letter Agreement with each of Messrs. R. Steel and K. Steel (Letter Agreements) in connection with termination of their employment on August 21, 2014. Each Letter Agreement addresses the treatment of the award of performance-based restricted stock units granted to the executive under his employment agreement (PRSU Award) upon expiration of his employment agreement and related termination of employment. Under each Letter Agreement, we agreed that, upon expiration of the executive’s employment agreement and related termination of employment, the executive’s PRSU Award would be settled as if the executive’s employment had been terminated without cause, which resulted in pro-rata vesting and payout of the applicable PRSU Award based on the extent to which applicable performance goals were attained as of July 31, 2014. The amount paid to each of Messrs. R. Steel and K. Steel pursuant to the PRSU Award was $770,649. Under the Letter Agreements, each executive agreed to comply with the two-year non-competition and non-solicitation covenants contained in his employment agreement for an additional one-year period (i.e., for a total of three years following termination of employment). In the case of Mr. R. Steel, we further agreed in his Letter Agreement that his termination of employment would be treated as a “retirement” for purposes of certain performance share awards he held, which awards remained outstanding and will be paid out after the end of the applicable performance period, based on the extent to which the relevant performance goals are achieved. In addition, both Messrs. R. Steel and K. Steel received a pro rata cash incentive as set forth in the Summary Compensation Table under the MICP for 2014, based on attainment of applicable financial targets and non-financial objectives described under the heading “Annual Cash Incentive (Non-equity Incentive Plan Compensation).”

DIRECTOR COMPENSATION

In 2014, our compensation package for non-employee directors consisted of:

•

an annual retainer of $60,000 ($70,000 for 2015), of which at least $30,000 ($35,000 in 2015) must be taken in shares of common stock, with valuation based on the average high and low sale prices on May 8, 2014;

•

phantom stock units with an aggregate fair market value equal to $75,000, (based upon the average high and low sale prices on May 8, 2014), rounded to the nearest 100 shares which are credited to a deferred account and not paid out until the director leaves the board;

•	a fee of $2,500 per board meeting and committee meeting attended, or $1,250 for in-person board or committee meeting attended telephonically;

•	a $25,000 annual fee for the Lead Director and an additional $2,500 for each meeting he attends with management to prepare for board/committee meetings;

•	a $10,000 annual fee for the chair of each of the compensation and directors and corporate governance committees, and a $15,000 annual fee for the audit committee chair;

•	reimbursement for expenses incurred in the performance of their duties as directors;

•

participation in a charitable gift program, where we make a 50% matching contribution (up to $5,000 per year) for the director’s gifts to charities that meet the requirements of Section 501(c)(3) of the Code; and

•	director liability insurance, personal excess liability coverage of $5 million per director, and coverage under our business travel accident insurance policy while on Olin business.

The following table shows all cash and stock retainers, meeting fees and other compensation we paid to each of our non-employee directors during 2014. Each of the directors listed below served for the entire year.

Name (a)	Fees Earned or Paid in Cash $ (b)	Stock Awards (1) ($) (c)	Option Awards ($) (d)	Non-equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compen- sation (2) ($) (g)	Total ($) (h)
Gray G. Benoist	$75,000	$106,032	N/A	N/A	N/A	$ 30,810	$211,842
Donald W. Bogus	$0	$186,130	N/A	N/A	N/A	$ 34,369	$220,499
C. Robert Bunch	$0	$186,130	N/A	N/A	N/A	$ 60,683	$246,813
Randall W. Larrimore	$101,250	$106,032	N/A	N/A	N/A	$ 57,969	$265,251
John M. B. O’Connor	$72,500	$106,032	N/A	N/A	N/A	$ 34,204	$212,736
Richard M. Rompala	$150,000	$106,032	N/A	N/A	N/A	$101,687	$357,719
Philip J. Schulz	$60,000	$136,045	N/A	N/A	N/A	$ 40,214	$235,259
Vincent J. Smith	$80,000	$106,032	N/A	N/A	N/A	$ 18,527	$204,559

(1)

This column represents the grant date fair value of 2014 stock awards to directors calculated in accordance with ASC Topic 718. These stock awards are deferred as stock units. A director can elect to defer additional portions of his or her compensation in stock units as well. The following table lists the phantom stock units held by each director in his or her deferred stock account at December 31, 2014 (payable upon the director’s retirement from our board, or a later date selected by the director, in cash or stock at the director’s election):

Name	Total Deferred Stock Account Balance (in Shares)*
Gray G. Benoist	32,813
Donald W. Bogus	44,336
C. Robert Bunch	70,979
Randall W. Larrimore	65,949
John M. B. O’Connor	42,431
Richard M. Rompala	123,103
Philip J. Schulz	44,524
Vincent J. Smith	22,834

*

Total includes stock awards of the type listed in column (c) above, additional amounts a director elects to defer in stock units and dividend equivalents on stock units held in the deferred stock account.

(2)

Consists of (i) amounts we contributed in 2014 to charities on behalf of directors under our matching charitable gifts program available to all employees and directors, and (ii) the fair value of “dividend equivalents” paid to directors in 2014 on all Olin deferred stock units amounts, determined under ASC Topic 718, as follows:

Name	Dividend Equivalents Paid on Deferred Stock Units
Gray G. Benoist	$25,010
Donald W. Bogus	$33,569
C. Robert Bunch	$54,883
Randall W. Larrimore	$52,219
John M. B. O’Connor	$33,404
Richard M. Rompala	$95,887
Philip J. Schulz	$34,414
Vincent J. Smith	$17,727

Differences in the amounts shown above among board members for dividend equivalents reflect the number of shares held as deferred stock units. Messrs. Benoist, Rompala and Schulz elected to receive their dividend equivalents in the form of additional deferred stock units, while the other directors elected to receive the dividend equivalent payments in cash (current or deferred). Does not include perquisites and other personal benefits which did not exceed, in the aggregate, $10,000 for any director.

The board of directors determines the total amounts of the annual retainer, meeting, lead director and board/committee chair fees, based on recommendations from the committee and input from Exequity. All stock-based compensation for our directors is governed by our Amended and Restated 1997 Stock Plan for Non-employee Directors, which we refer to as our “Directors Plan.” The annual stock grant, retainer stock grant and cash retainer are paid for the 12-month period running from May 1 to April 30, with payments made on the second Thursday in May, after Olin’s annual shareholder meeting in April.

Under the Directors Plan, directors may choose to receive common stock instead of cash for any portion of their compensation. Directors may also elect to defer payments (cash or stock). We credit their deferred accounts with quarterly interest (on the cash portion) and with dividend equivalents (on the phantom stock portion). Phantom stock units are paid out in shares of our common stock or, at the director’s election, in cash. We also pay the balance of any deferred account to the director if there is a change in control—generally if:

•	a person or group acquires 40% or more of our assets, 30% or more of our stock, or a majority of the market value or voting power of our stock, or

•	a majority of our board members are not endorsed by the directors in office at the time of election.

We have stock ownership guidelines for our non-employee directors where each such director is expected to own shares of our common stock with a market value of at least five times the amount of the annual retainer, within five years after the director joins our board. Each non-employee director met these guidelines at year end.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, recommends that it be included in Olin’s 2014 annual report on Form 10-K and Proxy Statement for the 2015 Annual Shareholder Meeting.

Richard M. Rompala, Chairman

Donald W. Bogus

C. Robert Bunch

Randall W. Larrimore

Vincent J. Smith

February 19, 2015

ITEM 2—PROPOSAL TO APPROVE THE AMENDED AND RESTATED
OLIN SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN

The Board of Directors proposes that the shareholders re-approve the Amended and Restated Olin Senior Management Incentive Compensation Plan, or the SMICP, which provides for the awarding of cash bonuses to participants. On January 27, 1994, the Board adopted the SMICP, and it was submitted to the shareholders for approval at the 1994 Annual Meeting. Shareholders approved amendments to the SMICP at the 1995 Annual Meeting and the SMICP was submitted to shareholders for re-approval in 2000, and again in 2005 and 2010, in each case with minor amendments.

The form of SMICP to be approved by shareholders contains no amendments from the SMICP currently in effect (and approved at the 2010 annual meeting of shareholders).

Provisions of the SMICP are summarized below. The summary is not intended to be a complete description of the SMICP, and you should review the entire SMICP, a copy of which is included in this Proxy Statement as Appendix A.

Section 162(m) of the Internal Revenue Code, as amended, limits the deduction for compensation paid by a publicly traded corporation to the chief executive officer and the four other most highly compensated officers to $1 million per year. Certain types of compensation, including compensation based on performance measures, are excluded from this deduction limit. For compensation to qualify for this exception (i) it must be paid solely on account of the attainment of one or more performance measures, (ii) the performance goals must be established by a compensation committee consisting solely of two or more outside directors, (iii) the material terms under which the compensation is to be paid, including the performance measures, must be disclosed to and approved by shareholders in a separate vote prior to payment, and (iv) prior to payment, the compensation committee must certify that the performance goals and any other material terms were in fact satisfied. The SMICP is intended to satisfy the requirements of Section 162(m).

The effectiveness of the 2010 shareholder approval of the SMICP expires (for purposes of Section 162(m)) at the 2015 annual meeting of shareholders. The board of directors has determined that it is in Olin’s best interest that awards paid under the SMICP continue to be eligible to qualify as performance-based compensation under Section 162(m). As a result, we now seek shareholder re-approval of the SMICP.

SMICP Provisions

Purpose.    The purpose of the SMICP is to compensate certain members of our senior management on an individual basis for contributions and to stimulate the efforts of such members by giving them a direct financial interest in our performance.

Administration.    The SMICP is administered by the compensation committee of the board, which is composed solely of independent, outside directors. That committee has sole authority to make rules and regulations for the administration of the SMICP, and that committee’s interpretations and decisions with regard to the SMICP are final and conclusive.

Participants.    The compensation committee designates participants for each fiscal year on or before March 30 of that fiscal year (or a later date if permitted by tax law). For 2014, Messrs. Rupp, Slater, Fischer, Pain and McIntosh were designated as participants. Although the names of the participants for 2015 will not be known until after the end of this year, the compensation committee designated each of the five individuals whose compensation will be required to be listed in the Summary Compensation Table appearing in the proxy statement for the 2016 annual meeting of shareholders (the NEOs) as the 2015 participants.

Performance Measures.    The compensation committee selects one or more of the shareholder-approved performance measures and sets the performance goals for these measures each year. The performance measures and the related performance goals determine the incentive award payable under the SMICP for that fiscal year. The permissible performance measures are (on an absolute or a relative basis):

•	Cash flow,

•	Earnings per share,

•	EBITDA,

•	Economic Value Added/EVA®,

•	Net income,

•	Operating profit,

•	Pre-tax profit,

•	Return on capital,

•	Return on equity,

•	Return on net assets,

•	Revenues, and

•	Total shareholder return.

For 1996 through 2001, the sole performance measure designated by the compensation committee under the SMICP was Economic Value Added/EVA®. From 2002 through 2014, the compensation committee selected earnings per share as the performance measure.

Award Determination.    By March 30 of each year (or such later date as permitted by tax law), the compensation committee designates (i) the individuals who will be participants, (ii) the performance measures, (iii) if there is more than one performance measure, the weighting of each measure in determining the award, (iv) the performance goals and payout formula for each performance measure, and (v) the incentive standard award (the cash component of total targeted compensation that is tied to the performance measures) for each participant. Following the end of a fiscal year, the compensation committee determines the actual incentive award for each participant based on the formula for each performance measure designated, applying the pre-determined weighting for each performance measure if more than one was designated.

Before a participant receives an incentive award, the compensation committee must certify in writing that the award has been determined in accordance with the provisions of the SMICP. The compensation committee has the discretion to eliminate or reduce (but not increase) any incentive award to any participant, before it certifies the amount.

We include a more detailed description of the process for determining awards under the SMICP above under the heading “COMPENSATION DISCUSSION AND ANALYSIS—What We Pay and Why: Elements of Compensation—Annual Cash Incentive (Non-equity Incentive Plan Compensation).”

Maximum Award.    The maximum incentive award to a participant under the SMICP for a fiscal year may not exceed 200% of such participant’s annual base salary in effect on the first day of that fiscal year (under the current SMICP, the base salary in effect on December 1 of that fiscal year).

Payment.     Incentive awards are paid within 75 days of the close of a fiscal year in a single, lump sum.

Nonexclusive.    Participation in the SMICP does not exclude participants from participation in any other benefit or compensation plan or arrangement, including other bonus or incentive plans.

Awards

The cost to Olin of the incentive awards and the amounts to be paid to participants cannot be determined at this time because payout of incentive awards is based on Olin’s future financial performance and the number of participants named by the compensation committee. For the same reason, the benefits or amounts that will be received by or allocated to any of Olin’s NEOs are not determinable. As noted above, however, the SMICP provides for a maximum amount payable to a single individual in any fiscal year of 200% of his or her annual base salary.

For amounts earned under the SMICP by NEOs in the fiscal year ended December 31, 2014, see the Summary Compensation Table. For 2015, the compensation committee has established the participants under the current SMICP as the NEOs for 2015, with the amount of the awards determined based on Olin’s actual 2015 earnings per share. The amounts to be received by any particular individual or all participants as a group cannot be determined at this time. The total payout under the SMICP for 2015 may range from $0 to 200% of annual base salary.

Our NEOs have an interest in the proposal to approve the SMICP because each is an eligible participant in awards under the SMICP.

Federal Income Tax Information

Upon receipt, awards under the SMICP constitute ordinary income to the participants for federal income tax purposes. Generally, Olin is required to withhold from awards paid an amount based on the amount of the award. Subject to the requirement of reasonableness, the provisions of Section 162(m) and the satisfaction of a tax reporting obligation, Olin generally will be entitled to a business expense deduction equal to the taxable ordinary income realized by the employee.

Vote Required

The affirmative vote of the holders of a majority of the votes cast on the matter at the meeting is required to approve the SMICP. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Under applicable NYSE rules, abstentions will be treated as votes cast on this proposal, but broker non-votes will not be treated as votes cast on this proposal. As a result, broker non-votes will have no effect on the proposal to approve the SMICP. Abstentions will have the same effect as a vote against the proposal to approve the SMICP.

The board of directors recommends a vote FOR approval of the Amended and Restated Olin Senior Management Incentive Compensation Plan, because the board believes it is in Olin’s best interest to continue to qualify performance-based compensation for deductibility under Section 162(m) in order to maximize Olin’s income tax deductions.

ITEM 3—PROPOSAL TO CONDUCT AN ADVISORY VOTE

TO APPROVE THE COMPENSATION FOR NAMED EXECUTIVE OFFICERS

You are being asked to cast an advisory vote on approval of the compensation of our NEOs at the annual meeting. This proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Securities Exchange Act. The proposal gives you the opportunity, on an advisory vote basis, to approve or not approve the compensation of the NEOs through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED.”

Because your vote is advisory, it will not be binding on the board and it will not directly affect or otherwise limit any existing compensation or award arrangement of any of our NEOs. Our compensation committee does intend to take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

Approval of this proposal requires that more votes be cast FOR than are cast AGAINST. Abstentions and broker non-votes will not be counted as votes cast and thus will not have any effect on the result of the vote.

The board of directors recommends a vote FOR approval of this resolution.

ITEM 4—PROPOSAL TO RATIFY APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG was our independent registered public accounting firm for 2014 and 2013. A summary of the KPMG fees by year follows:

	Fees ($ in thousands)
	2014		2013
Nature of Service	$	%	$	%
Audit Fees(1)	$1,655	100%	$1,810	100%
Audit Related Fees	—	—	—	—
Tax Fees
Tax Compliance	—	—	—	—
Tax Consultation and Planning	—	—	—	—
All Other Fees	—	—	—	—

	$1,655	100%	$1,810	100%

(1)

Includes costs associated with the annual audit, including quarterly financial reviews, services required under Section 404 of the Sarbanes-Oxley Act, statutory audits, comfort letters, attest services, consents and assistance with and review of filings with the SEC.

Our audit committee has a policy that all audit services by any independent registered public accounting firm and all non-audit services performed by our independent registered public accounting firm are subject to pre-approval by the audit committee at each scheduled meeting. The policy includes specific procedures for approval of such services. Excerpts from this policy follow:

Olin’s audit committee is solely responsible for pre-approving all audit services by any independent registered public accounting firm and all non-audit services performed by Olin’s independent registered public accounting firm. The process for such approval is as follows:

•

The annual budget for all such services will be submitted to the committee for approval in the first quarter of each year. The budget submission will include details of actual expenditures for each audit and non-audit service for the prior year versus the prior year budget and estimated spending for services in the current year. The budget will also provide for certain specific services that will be pre-approved within a limited dollar range per service. These pre-approved services are also subject to an annual spending cap.

•

At each subsequent audit committee meeting, the budget will be updated for changes in estimated spending involving previously approved services. The budget will also be updated to include any new services identified by operations management that need to be submitted for approval.

•

Any services not detailed in the budget or on the list of specific pre-approved services must be approved by the committee. In the event that approval is needed for a service in advance of a regularly scheduled audit committee meeting, the Chair of the committee is authorized to approve the service and report such approval to the other committee members at the next regularly scheduled committee meeting.

In 2014, the audit committee pre-approved all audit and audit-related services.

Who has the audit committee selected as Olin’s independent registered public accounting firm for 2015?

Olin’s audit committee is solely responsible for hiring and compensating Olin’s independent registered public accounting firm. After considering KPMG’s 2014 performance and their proposed audit plan for 2015, the committee has selected KPMG as our independent registered public accounting firm for 2015.

Is a shareholder vote required to approve Olin’s independent registered public accounting firm?

Neither Virginia law nor our Bylaws require us to submit this matter to the shareholders at the annual meeting. However, the board and audit committee chose to submit it to the shareholders to ascertain their views.

Will I have an opportunity to hear from KPMG and ask them questions?

We expect representatives of KPMG to be present at the annual meeting. They will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

Vote Required

To ratify the appointment of KPMG as Olin’s independent registered public accounting firm for 2015, the votes cast FOR this proposal must exceed the votes cast AGAINST this proposal.

Abstentions and shares held in street name that are not voted on this proposal will not be included in determining the number of votes cast on this proposal and will not affect the vote on this proposal. If the shareholders’ ratification vote does not support the audit committee’s decision to appoint KPMG as Olin’s independent registered public accounting firm for 2015, the audit committee will take the vote into consideration in making next year’s selection.

The board of directors recommends a vote FOR ratification of the appointment of KPMG as our independent registered public accounting firm for 2015.

Appendix A

OLIN SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN

(As currently in effect and proposed to be approved by shareholders in April 2015)

Section 1.        Purpose.        The purposes of the Olin Senior Management Incentive Compensation Plan (the “Plan”) are (i) to compensate certain members of senior management of Olin Corporation (the “Company”) on an individual basis for significant contributions to the Company and its subsidiaries and (ii) to stimulate the efforts of such members by giving them a direct financial interest in the performance of the Company.

Section 2.        Definitions.        The following terms utilized in this Plan shall have the following meanings:

“Committee” shall mean the Compensation Committee of the Board of Directors of the Company or such other committee of such Board as such Board may from time to time designate.

“Economic Value Added” means the Company’s consolidated sales less its operating costs (including tax) less a capital charge based on the Company’s cost of capital on assets employed in the business.

“Participant” shall mean for a fiscal year each salaried employee who is designated as a Participant by the Committee on or before March 30 of such fiscal year (or such later date, if any, as permitted by Section 162(m)).

“Performance Measures” shall mean for a fiscal year one or more of the following criteria, as designated by the Committee for such fiscal year, on an absolute or relative basis:

•	Cash flow,

•	Earnings per share,

•	EBITDA,

•	Economic Value Added/EVA®,

•	Net income,

•	Operating profit,

•	Pre-tax profit,

•	Return on capital,

•	Return on equity,

•	Return on net assets,

•	Revenues,

•	Total shareholder return,

provided such designation would not subject any Incentive Award to Section 162(m).

“Section 162(m)” shall mean Section 162(m) of the Internal Revenue Code of 1986, and the regulations promulgated thereunder, all as amended from time to time.

“Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986 and the regulations promulgated thereunder, all as amended from time to time.

Section 3.        Term.        The Plan, as amended, shall be applicable for all future fiscal years of the Company unless amended or terminated by the Company pursuant to Section 7.

Section 4.        Incentive Award.

4.1        For each fiscal year of the Company, each Participant may be entitled to receive an award payable in cash (“Incentive Award”) in an amount determined by the Committee as provided in this Plan. On or before March 30 of such fiscal year (or such later date, if any, as permitted by Section 162(m)), for the Incentive Awards for such fiscal year, the Committee will designate or approve (i) the individuals who will be Participants in the Plan, if any, (ii) the Performance Measures, (iii) if there is more than one Performance Measure, the weighting of the Performance Measures in determining the Incentive Award, (iv) the performance goals and payout matrix or formula for each Performance Measure, and (v) the incentive standard award (the cash component of a Participant’s total targeted compensation tied to the Performance Measures) for each Participant. Following the end of the fiscal year, the Committee shall determine the Incentive Award for each Participant based upon the payout matrix or formula for each Performance Measure designated, applying the pre-determined weighting for each Performance Measure, if more than one.

Notwithstanding anything contained in this Plan to the contrary, the Committee in its sole discretion may reduce any Incentive Award paid to any Participant to any amount, including zero, prior to the certification by resolution of the Committee of the amount of such Incentive Award.

As a condition to the right of a Participant to receive an Incentive Award, the Committee shall first certify by resolution of the Committee, that the Incentive Award has been determined in accordance with the provisions of this Plan.

Incentive Awards for each fiscal year shall be determined as soon as practicable after such fiscal year and shall be paid no later than the 15th day of the third month following the fiscal year. The maximum Incentive Award paid to a Participant under this Plan with respect to a fiscal year may not exceed 200% of such Participant’s annual base salary in effect on the first day of such fiscal year.

4.2        A Participant whose employment terminates with cause or without the Committee’s written consent during a fiscal year shall forfeit such Participant’s Incentive Award for such fiscal year.

4.3        Incentive Awards shall be payable in a single lump sum.

4.4        The Company shall withhold from any Incentive Award or payments made or to be made under this Plan any amount of withholding taxes due in respect of an Incentive Award.

4.5        Participation in this Plan does not exclude Participants from participation in any other benefit or compensation plans or arrangements of the Company, including other bonus or incentive plans.

Section 5.        Administration and Interpretation.    The Plan shall be administered by the Committee, which shall have the sole authority to make rules and regulations for the administration of the Plan. The interpretations and decisions of the Committee with regard to the Plan shall be final and conclusive. The Committee may request advice or assistance or employ such persons (including, without limitation, legal counsel and accountants) as it deems necessary for the proper administration of the Plan.

Section 6.        Administrative Expenses.  Any expense incurred in the administration of the Plan shall be borne by the Company out of its general funds.

Section 7.        Amendment or Termination.  The Committee of the Company may from time to time amend the Plan in any respect or terminate the Plan in whole or in part, provided that no such action shall increase the amount of any Incentive Award for which performance goals have been established but which has not yet been earned or paid; provided further that such action will not cause an Incentive Award to become subject to the deduction limitations contained in Section 162(m).

Section 8.        No Assignment.  The rights hereunder, including without limitation rights to receive an Incentive Award, shall not be pledged, assigned, transferred, encumbered or hypothecated by an employee of the Company, and during the lifetime of any Participant any payment of an Incentive Award shall be payable only to such Participant.

Section 9.        The Company.  For purposes of this Plan, the “Company” shall include the successors and assigns of the Company, and this Plan shall be binding on any corporation or other person with which the Company is merged or consolidated.

Section 10.        Stockholder Approval.  This Plan, as then amended, was re-approved by the stockholders of the Company in April 2005, and such stockholder approval was a condition to the right of a Participant to receive any benefits hereunder for any fiscal year beginning after such meeting date.

Section 11.        No Right to Employment.  The designation of an employee as a Participant or grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any affiliate or subsidiary.

Section 12.        Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Missouri and applicable federal law.

Section 13.        No Trust.  Neither the Plan nor any Incentive Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Participant. To the extent any Participant acquires a right to receive payments from the Company in respect to any Incentive Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

Section 14.        Section 162(m) and Section 409A.  It is the intention of the Company that all payments made under the Plan be excluded from the deduction limitations contained in Section 162(m). Therefore, if any Plan provision is found not to be in compliance with the “performance-based” compensation exception contained in Section 162(m), that provision shall be deemed amended so that the Plan does so comply to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the “performance-based” compensation exception contained in Section 162(m).

To the extent any provision of the Plan or action by the Committee would subject any Participant to liability for interest or additional taxes under Section 409A, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. It is intended that the Plan will be exempt from Section 409A, and the Plan shall be interpreted and construed on a basis consistent with such intent. The Plan may be amended in any respect deemed necessary (including retroactively) by the Committee in order to preserve exemption from Section 409A. The preceding shall not be construed as a guarantee of any particular tax effect for Plan payments. A Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such person in connection with any distributions to such person under the Plan (including any taxes and penalties under Section 409A), and the Company shall have no obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, April 23, 2015

8:30 a.m. Central Time

THE PLAZA IN CLAYTON OFFICE TOWER

190 Carondelet Plaza

Ninth Floor, Room 9-H

Clayton, MO 63105

You can view the Annual Report on Form 10-K for 2014 and 2015 Proxy Statement on the Internet at:

http://olin.mobular.net/olin/oln

If you plan to attend the Annual Meeting, please mark the box on the proxy and bring this card,

which will serve as your Admission Card, to the meeting.

Olin Corporation 190 Carondelet Plaza, Suite 1530 Clayton, Missouri 63105	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 23, 2015.

The shares of Olin Common Stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. This card also provides confidential voting instructions for shares held in the Olin Corporation Contributing Employee Ownership Plan (CEOP). If you are a participant and have shares of Olin Common Stock allocated to your CEOP account, please read the Trustee’s Authorization below regarding voting of those shares.

If no choice is specified, the proxy will be voted “FOR” each of the listed nominees and “FOR” Items 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint RICHARD M. ROMPALA and JOSEPH D. RUPP, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting to be held on April 23, 2015 at 8:30 a.m. Central Time and all adjournments or postponements thereof.

Trustee’s Authorization: As a named fiduciary, you may direct Voya National Trust, as Trustee of the CEOP, how to vote the shares of Olin Common Stock allocated to your CEOP account on the three matters listed on the reverse side by completing and mailing this Proxy/Voting Instruction Form or sending your voting instructions via telephone or Internet. The Trustee will vote the shares represented by this Proxy/Voting Instruction Form as instructed if proper instructions are received before 11:59 p.m. Central Time on April 20, 2015. The Trustee will vote all shares for which no instructions are received in the same proportion as shares for which it receives instructions.

See reverse for voting instructions.

Shareowner Services c/o Wells Fargo P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.proxypush.com/oln Use the Internet to vote your proxy until 11:59 p.m. (CT) on April 22, 2015. CEOP participants may vote until 11:59 p.m. (CT) on April 20, 2015.

TELEPHONE – 1-866-883-3382 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on April 22, 2015. CEOP participants may vote until 11:59 p.m. (CT) on April 20, 2015.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL, SIMPLY COMPLETE THE ITEMS BELOW,

SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENVELOPE PROVIDED.

    Please detach here

The Board of Directors Recommends a Vote FOR each of the listed nominees and FOR Items 2, 3 and 4.

1.	Election of directors:	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

	01 Donald W. Bogus	☐	☐	☐	03 Vincent J. Smith	☐	☐	☐

	02 Philip J. Schulz	☐	☐	☐

2.	Approval of the Amended and Restated Olin Senior Management Incentive Compensation Plan and performance measures pursuant to Section 162(m) of the Internal Revenue Code.	☐	For	☐	Against	☐	Abstain

3.	Advisory vote to approve named executive officer compensation.	☐	For	☐	Against	☐	Abstain

4.	Ratification of appointment of independent registered public accounting firm.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH OF THE LISTED NOMINEES AND FOR ITEMS 2, 3 AND 4. SHOULD ANY NOMINEE BE UNABLE TO SERVE, THIS PROXY MAY BE VOTED FOR A SUBSTITUTE NOMINEE SELECTED BY THE BOARD OF DIRECTORS. SELECTED BY THE BOARD OF DIRECTORS.

☐ Please mark this box if you plan to attend the meeting.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.